THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
August 28, 2015
among
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.,
as Borrower,
PREFERRED APARTMENT COMMUNITIES, INC.,
as a Credit Party,

THE LENDING INSTITUTIONS NAMED HEREIN,
as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,
as the Administrative Agent

$70,000,000 Senior Secured Revolving Credit Facility and

ARTICLE I.	DEFINITIONS AND TERMS 1

Section 1.01	Certain Defined Terms 1

Section 1.02	Computation of Time Periods 33

Section 1.03	Accounting Terms 33

Section 1.04	Terms Generally 33

ARTICLE II.	THE TERMS OF THE CREDIT FACILITY 34

Section 2.01	Establishment of the Credit Facility 34

Section 2.02	Revolving Facility 34

Section 2.03	[Reserved] 34

Section 2.04	Notice of Borrowing 34

Section 2.05	Funding Obligations; Disbursement of Funds 35

Section 2.06	Evidence of Obligations 36

Section 2.07	Interest; Default Rate 37

Section 2.08	Conversion and Continuation of Loans 38

Section 2.09	Fees 38

Section 2.10	Termination and Reduction of Revolving Commitments 39

Section 2.11	Voluntary and Mandatory Prepayments of Loans 39

Section 2.12	Method and Place of Payment 42

Section 2.13	Defaulting Lenders 42

Section 2.14	Increased Commitments 44

ARTICLE III.	INCREASED COSTS, ILLEGALITY AND TAXES 45

Section 3.01	Increased Costs, Illegality, etc 45

Section 3.02	Breakage Compensation 46

Section 3.03	Net Payments 47

Section 3.04	Change of Lending Office; Replacement of Lenders 50

ARTICLE IV.	CONDITIONS PRECEDENT 51

Section 4.01	Conditions Precedent at Closing Date 51

Section 4.02	Conditions Precedent to All Credit Events 54

ARTICLE V.	REPRESENTATIONS AND WARRANTIES 55

Section 5.01	Corporate Status 55

Section 5.02	Corporate Power and Authority 55

Section 5.03	No Violation 55

Section 5.04	Governmental Approvals 56

Section 5.05	Litigation 56

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Section 5.06	Use of Proceeds; Margin Regulations 56

Section 5.07	Financial Statements 56

Section 5.08	Solvency 57

Section 5.09	No Material Adverse Change 57

Section 5.10	Tax Returns and Payments 57

Section 5.11	Title to Properties, etc 58

Section 5.12	Lawful Operations, etc 58

Section 5.13	Environmental Matters 58

Section 5.14	Compliance with ERISA 59

Section 5.15	Intellectual Property, etc 59

Section 5.16	Investment Company Act, etc 59

Section 5.17	Insurance 59

Section 5.18	Burdensome Contracts; Labor Relations 60

Section 5.19	Security Interests 60

Section 5.20	True and Complete Disclosure 60

Section 5.21	Defaults 60

Section 5.22	Capitalization 60

Section 5.23	Anti-Terrorism Law Compliance 61

Section 5.24	Location of Bank Accounts 61

Section 5.25	Material Contracts 61

Section 5.26	Affiliate Transactions 61

Section 5.27	Common Enterprise 61

Section 5.28	REIT Status 62

Section 5.29	Conduct of Business 62

ARTICLE VI.	AFFIRMATIVE COVENANTS 62

Section 6.01	Reporting Requirements 62

Section 6.02	Books, Records and Inspections 66

Section 6.03	Insurance 66

Section 6.04	Payment of Taxes and Claims 67

Section 6.05	Corporate Franchises 67

Section 6.06	Good Repair 67

Section 6.07	Compliance with Statutes, etc 67

Section 6.08	Compliance with Environmental Laws 67

Section 6.09	Certain Subsidiaries to Join in Guaranty 68

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Section 6.10	Additional Security; Real Property Matters; Further Assurances 68

Section 6.11	Control Agreements 72

Section 6.12	Material Contracts 72

Section 6.13	Senior Debt 72

Section 6.14	Subordination 72

Section 6.15	Lender Meetings 72

Section 6.16	REIT Status 72

Section 6.17	Syndication 72

ARTICLE VII.	NEGATIVE COVENANTS 72

Section 7.01	Changes in Business 72

Section 7.02	Consolidation, Merger, Acquisitions, Asset Sales, etc 72

Section 7.03	Liens 73

Section 7.04	Indebtedness 74

Section 7.05	Investments and Guaranty Obligations 74

Section 7.06	Restricted Payments 75

Section 7.07	Financial Covenants 76

Section 7.08	Limitation on Certain Restrictive Agreements 76

Section 7.09	Transactions with Affiliates 77

Section 7.10	Plan Terminations, Minimum Funding, etc 77

Section 7.11	PAC REIT Covenant 77

Section 7.12	New Mezzanine Loan Documentation; Modification of Certain Agreements 78

Section 7.13	Bank Accounts 78

Section 7.14	Anti-Terrorism Laws 78

Section 7.15	Fiscal Year 79

Section 7.16	Issuance of Disqualified Equity Interests 79

ARTICLE VIII.	EVENTS OF DEFAULT 79

Section 8.01	Events of Default 79

Section 8.02	Remedies 81

Section 8.03	Application of Certain Payments and Proceeds 82

ARTICLE IX.	THE ADMINISTRATIVE AGENT 82

Section 9.01	Appointment 82

Section 9.02	Delegation of Duties 83

Section 9.03	Exculpatory Provisions 84

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Section 9.04	Reliance by Administrative Agent 84

Section 9.05	Notice of Default 84

Section 9.06	Non-Reliance 85

Section 9.07	No Reliance on Administrative Agent’s Customer Identification Program 85

Section 9.08	USA Patriot Act 85

Section 9.09	Indemnification 85

Section 9.10	The Administrative Agent in Individual Capacity 86

Section 9.11	Successor Administrative Agent 86

Section 9.12	Other Agents 87

Section 9.13	Collateral Matters 87

Section 9.14	Agency for Perfection 87

Section 9.15	Proof of Claim 87

Section 9.16	Posting of Approved Electronic Communications 88

Section 9.17	Credit Bidding 89

ARTICLE X.	GUARANTY 89

Section 10.01	Guaranty by the Borrower 89

Section 10.02	Additional Undertaking 90

Section 10.03	Guaranty Unconditional 90

Section 10.04	Borrower Obligations to Remain in Effect; Restoration 91

Section 10.05	Waiver of Acceptance, etc 91

Section 10.06	Subrogation 91

Section 10.07	Effect of Stay 91

ARTICLE XI.	MISCELLANEOUS 91

Section 11.01	Payment of Expenses etc 91

Section 11.02	Indemnification 92

Section 11.03	Right of Setoff 92

Section 11.04	Equalization 93

Section 11.05	Notices 94

Section 11.06	Successors and Assigns 94

Section 11.07	No Waiver; Remedies Cumulative 98

Section 11.08	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial 99

Section 11.09	Counterparts 100

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Section 11.10	Integration 100

Section 11.11	Headings Descriptive 100

Section 11.12	Amendment or Waiver; Acceleration by Required Lenders 100

Section 11.13	Survival of Indemnities 102

Section 11.14	Domicile of Loans 103

Section 11.15	Confidentiality 103

Section 11.16	General Limitation of Liability 103

Section 11.17	No Duty 104

Section 11.18	Lenders and Agent Not Fiduciary to Borrower, etc 104

Section 11.19	Survival of Representations and Warranties 104

Section 11.20	Severability 104

Section 11.21	Independence of Covenants 104

Section 11.22	Interest Rate Limitation 104

Section 11.23	USA Patriot Act 105

Section 11.24	Advertising and Publicity 105

Section 11.25	Release of Guarantees and Liens 105

Section 11.26	Payments Set Aside 105

Section 11.27	Buy-Sell Agreements 105

Section 11.28	Amendment and Restatement 106

EXHIBITS

Exhibit A-1    Form of Revolving Facility Note
Exhibit A-2    Form of Term Note
Exhibit B-1    Form of Notice of Borrowing
Exhibit B-2    Form of Notice of Continuation or Conversion
Exhibit C-1    Form of Guaranty
Exhibit C-2    Pledge and Security Agreement
Exhibit D    Form of Solvency Certificate
Exhibit E    Form of Compliance Certificate
Exhibit F    Form of Closing Certificate
Exhibit G    Form of Assignment Agreement
Exhibit H    Form of Management Subordination Agreement

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This THIRD AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 28, 2015 among the following: (i) PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”); (ii) PREFERRED APARTMENT COMMUNITIES, INC., a Maryland corporation (the “PAC REIT”), as a Credit Party (as hereinafter defined); (iii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); and (iv) KEYBANK NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”).
PRELIMINARY STATEMENTS:

(1)    Pursuant to the terms of that certain Amended and Restated Credit Agreement, dated as of September 19, 2014, by and among the Borrower, the PAC REIT, the Administrative Agent and the Lenders, as amended by that certain letter agreement, dated as of December 30, 2014, by and among the Borrower, the PAC REIT, the Administrative Agent and the Lenders (as so amended, the “Prior Credit Agreement”), Lenders agreed to make (a) revolving loans to Borrower in the maximum principal amount of Fifty Million Dollars ($50,000,000) to (i) finance Capital Expenditures, Acquisitions, Mezzanine Loan Investments, and subject to the consent of the Administrative Agent, make Cash Dividends, and (ii) provide working capital and funds for other general corporate purposes, in each case to the extent permitted in the Original Credit Agreement, and (b) a bridge term loan in the principal amount of Forty-Five Million Dollars ($45,000,000) to partially finance the acquisition of certain retail and multifamily properties (the “First Bridge Term Loan”). The First Bridge Term Loan has been repaid in full.
(2)    Pursuant to the terms of that certain Second Amended and Restated Credit Agreement, dated as of February 12, 2015, by and among the Borrower, the PAC REIT, the Administrative Agent and the Lenders, (as amended, restated, supplemented or otherwise modified as of the date hereof, the “Original Credit Agreement”), the parties thereto amended and restated the Prior Credit Agreement and the Lenders agreed to make (a) revolving loans to Borrower in the maximum principal amount of Fifty Million Dollars ($50,000,000) (the “Original Revolving Commitment”) to (i) finance Capital Expenditures, Acquisitions, Mezzanine Loan Investments and make Cash Dividends, and (ii) provide working capital and funds for other general corporate purposes, in each case to the extent permitted in the Original Credit Agreement, and (b) a bridge term loan in the principal amount of Thirty-Two Million Dollars ($32,000,000) to partially finance the acquisition of certain retail and multifamily properties (the “Second Bridge Term Loan”). The Second Bridge Term Loan has been repaid in full.
(3)    Borrower has requested an increase to the Original Revolving Commitment in an amount equal to Twenty Million Dollars ($20,000,000), increasing the maximum principal amount of revolving loans to Seventy Million Dollars ($70,000,000). Subject to the terms of this Agreement, the increase in the Original Revolving Commitment will be used to finance Capital Expenditures, Acquisitions and Mezzanine Loan Investments (as hereinafter defined) and to provide working capital and funds for other general corporate purposes.
(4)    Subject to and upon the terms and conditions set forth herein, the Lenders are willing to extend credit and make available to the Borrower the credit facilities provided for herein for the foregoing purposes.
(5)    This Agreement amends, restates and replaces the Original Credit Agreement in its entirety.
AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS AND TERMS
Section 1.01    Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:
“360 Irvine” means 360 Irvine Lending, LLC, a Delaware limited liability company.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.
“Additional Security Documents” has the meaning provided in Section 6.10(a).
“Adjusted EBITDA” means, for any given period, (a) EBITDA, minus (b) Capital Reserves.

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the offered rate appearing on Reuters Screen LIBOR01 Page (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average ICE Benchmark Administration (or any successor thereto) Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.
“Adjusted Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person, plus (b) (i) depreciation with respect to such Person’s real estate assets, (ii) amortization of acquired intangible assets, (iii) acquisition costs, (iv) organization costs, (v) non-cash equity compensation to directors and executives, (vi) amortization of any loan closing costs, (vii) REIT establishment costs, (viii) depreciation and amortization of non-real estate assets, (ix) fees received in connection with Mezzanine Loan Investments, and (x) cash payments received on deferred loan interest to the extent not previously included in Adjusted Funds from Operations, minus (c) (i) non-cash interest income on Mezzanine Loan Investments, and (ii) normally recurring capital expenditures, and (d) plus or minus, as applicable, similar adjustments related to Unconsolidated Entities.
“Adjusted Net Operating Income” means, with respect to any Real Property and for any given period, (a) the Net Operating Income for such Real Property, minus (b) Capital Reserves for such Real Property.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.
“Advisor” means Preferred Apartment Advisors, LLC, a Delaware limited liability company.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the PAC REIT or any of its Subsidiaries.
“Agent Advances” has the meaning provided in Section 9.13.
“Aggregate Credit Facility Exposure” means, at any time, the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time.
“Agreement” means this Third Amended and Restated Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.
“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.
“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for Base Rate Loans and Eurodollar Loans.
“Applicable Revolving Loan Margin” means, (a) with respect to Revolving Loans that are Eurodollar Loans, 325 basis points and (b) with respect to Revolving Loans that are Base Rate Loans, 225 basis points.
“Applicable Unused Fee Rate” means, (a) when the Unused Total Revolving Commitment is greater than 50% of the Total Revolving Commitment as of the date of determination, 30 basis points and (b) when the Unused Total Revolving Commitment is less than or equal to 50% of the Total Revolving Commitment as of the date of determination, 20 basis points.
“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”
“Approved Bridge Loan” means any bridge loan made by KeyBank National Association to Borrower to finance the acquisition of any new assets; provided that such bridge loan must be closed and funded prior to the Bridge Loan Expiration Date and have a maturity no later than June 30, 2016.

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender or its investment advisor. With respect to any Lender, an Approved Fund shall also include any swap, special purpose vehicle purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.
“Ashford Park” means Ashford Park, LLC, a Delaware limited liability company.
“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (ii) the actual or constructive total loss of any property or the use thereof resulting from any Event of Loss.
“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.
“Authorized Officer” means, with respect to any Person, any of the following officers: the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Controller, or such other Person as is authorized in writing to act on behalf of such Person and is acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the PAC REIT or to an Authorized Officer of the Advisor in its capacity as manager of the Borrower or the PAC REIT, as applicable.
“Banking Services Obligations” means all obligations of the Credit Parties, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with the provision of commercial credit cards, stored value cards, or treasury management services (including controlled disbursement automated clearinghouse transactions, return items, overdrafts, netting and interstate depository network services) by any Lender to any Credit Party.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.
“Barclay Crossing” means Barclay Crossing, LLC, a Delaware limited liability company.
“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for a one-month Interest Period on such day plus 1.00%.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benefited Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Lenders, and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.
“Borrower” has the meaning provided in the first paragraph of this Agreement.
“Borrower Guaranteed Obligations” has the meaning provided in Section 10.01.
“Borrowing” means a Revolving Borrowing.
“Borrower’s Stabilized Owned Real Estate Portfolio” means all Real Property owned in fee simple by any Real Estate Subsidiary with respect to which construction is completed and tenants are in occupancy.
“Bridge Loan Expiration Date” means December 31, 2015.
“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.
“Buy-Sell Agreements” means, collectively, each Buy-Sell Agreement among the Borrower, the Administrative Agent, and each Real Estate Subsidiary with respect to the membership interests of any Real Estate Subsidiary, each in form and substance satisfactory to the Administrative Agent.
“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Equity Interests.
“Capital Expenditures” means, without duplication, (a) any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the PAC REIT and its Subsidiaries prepared in accordance with GAAP, and (b) Capitalized Lease Obligations and Synthetic Lease Obligations, but excluding the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iii) Permitted Acquisitions.
“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Reserves” means (i) $275 per unit for Real Property for multi-family use on an annual basis, and (ii) $0.15 per square foot for Real Property for retail use on an annual basis.

“Capitalization Rate” means (a) with respect to Real Property for retail use, 7.0% and (b) with respect to Real Property for multi-family use, 6.50%.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Value” means, for any owned Real Property as of any date of determination, an amount equal to (a) the Adjusted Net Operating Income for such owned Real Property divided by (b) the Capitalization Rate.

“Cash Dividend” means a Capital Distribution by a Person payable in cash to the holders of Equity Interests of such Person with respect to any class or series of Equity Interest of such Person.
“Cash Equivalents” means any of the following:
(i)    securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;
(ii)    U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any commercial bank of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (z) any commercial bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;
(iii)    commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;
(iv)    fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;
(v)    investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;
(vi)    investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;
(vii)    investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(viii)    investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).
“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the PAC REIT or any Subsidiary from such Asset Sale, (ii) any Event of Loss with respect to property of the PAC REIT or any Subsidiary, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss and (iii) the issuance or incurrence of any Indebtedness, the aggregate cash proceeds received by the PAC REIT or any Subsidiary in connection with the issuance or incurrence of such Indebtedness.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.
“Change of Control” means:
(i)    the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of more than 33% of the Equity Interests of the PAC REIT;
(ii)    (a) the PAC REIT shall fail to own and control directly 100% of the general partnership Equity Interests of the Borrower and 67% of the Class A limited partnership Equity Interests of the Borrower; (b) the Advisor shall fail to own or control directly 0.000002% Class A limited partnership Equity Interests of the Borrower and act as the special limited partner of the Borrower; or (c) the Borrower shall fail to own and control, directly or indirectly, 100% of the Equity Interests of each Subsidiary (or, in the case of any Subsidiary that is a non-wholly owned Subsidiary as of the Closing Date, not less than the percentage of the Equity Interests of such Subsidiary owned and controlled, directly or indirectly, by the Borrower as of the Closing Date), except pursuant to a transaction not otherwise prohibited by this Agreement;
(iii)    (a) The Advisor shall fail to be engaged as advisor to, as to actively advise, the PAC REIT and the Borrower; (b) the percentage of the Equity Interests of the Advisor owned and controlled, directly or indirectly, by the equityholders of the Advisor as of the Closing Date shall change, or (c) Messrs. John A. Williams and Mr. Leonard A. Silverstein, collectively, shall fail to own and/or control, on a fully diluted basis, directly or indirectly, 100% of the economic and voting interest in the Equity Interests of the Advisor, free and clear of all Liens;
(iv)    the occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the PAC REIT by Persons who were neither (A) nominated by the Board of Directors of the PAC REIT, as applicable, nor (B) appointed by directors so nominated;
(vi)    the occurrence of a change in control, or other similar provision, under or with respect to any Material Indebtedness Agreement or Equity Interests of the PAC REIT or any of its Subsidiaries; or
(vii)    The Borrower shall fail to own and control directly 90% of the membership interests of New Market Properties, LLC.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning provided in Section 11.22.
“CIP Regulations” has the meaning provided in Section 9.07.
“Claims” has the meaning set forth in the definition of “Environmental Claims.”
“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.
“Closing Date” means August 28, 2015.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Collateral” means the “Collateral” as defined in the Security Agreement, together with any other collateral (whether Real Property or personal property) covered by any Security Document.
“Collateral Assignment of Acquisition Documents” means a Collateral Assignment of Acquisition Documents in form and substance satisfactory to the Administrative Agent, pursuant to which in connection with any Permitted Acquisition, the applicable Credit Party, among other things, collaterally assigns its rights and benefits under the applicable Permitted Acquisition Documentation to the Administrative Agent.
“Collateral Assignment of Loan Documents” means collectively, each Collateral Assignment of Loan Documents and each Allonge to Note (executed in blank), each in form and substance satisfactory to the Administrative Agent, pursuant to which the applicable Credit Party, among other things, collaterally assigns its rights and benefits under the applicable Mezzanine Loan Documentation or Note Receivable Documentation to the Administrative Agent.
“Collateral Assignment Agreement” has the meaning specified in the Security Agreement.
“Combined Outstanding Indebtedness” means, as of any date of determination, the sum of (i) the combined aggregate principal amount of all Indebtedness of the Real Estate Subsidiaries which is outstanding under the Property Senior Loan Documentation on such date, and (ii) the Aggregate Credit Facility Exposure on such date.
“Commitment” means, with respect to each Lender, its Revolving Commitment.
“Communications” has the meaning provided in Section 9.16(a).

“Compliance Certificate” has the meaning provided in Section 6.01(c).
“Confidential Information” has the meaning provided in Section 11.15(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid.
“Consolidated Entities” means the PAC REIT and all of its Subsidiaries that are consolidated in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the net income of the Consolidated Entities (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Consolidated Entities on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Consolidated Entities on a consolidated basis with respect to all outstanding Indebtedness of the Consolidated Entities.
“Consolidated Net Worth” means at any date of determination, the all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the PAC REIT and its Subsidiaries on that date.
“Consolidated Total Debt” means, as of any date of determination, the sum (without duplication) of all Indebtedness of the Consolidated Entities on such date, all as determined on a consolidated basis.
“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.08.
“Control Agreements” has the meaning set forth in the Security Agreement.
“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.
“Credit Event” means the making of any Borrowing or any Conversion or Continuation.
“Credit Facility” means the credit facility established under this Agreement pursuant to which the Lenders shall make Revolving Loans to the Borrower under the Revolving Facility pursuant to the Revolving Commitment of each such Lender.
“Credit Party” means the PAC REIT, the Borrower or any Subsidiary Guarantor.
“Debt Service Coverage Ratio” means, for any Testing Period, the ratio of (a) Adjusted EBITDA for such period to (b) the sum of (i) Consolidated Interest Expense for such period and (ii) all amounts paid or payable by the Consolidated Entities during such period on account of principal of Indebtedness for money borrowed (including, without limitation, the Loans, loans, bond indebtedness required to be optionally redeemed, tender advances and the principal components of Capitalized Lease Obligations), but only to the extent that such amounts constituted current maturities of long-term debt on the date when paid or required to be paid.
“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 4% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.07(a) or Section 2.07(b), as applicable and (ii) with respect to any other amount, a rate per annum equal to 4% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.07(a).
“Deltona Landing” means Deltona Landing, LLC, a Delaware limited liability company.

“Deposit Account” has the meaning set forth in the Security Agreement.
“Designated Hedge Agreement” means any Hedge Agreement to which the PAC REIT or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement so that the Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents to the extent the Guaranty and such Security Documents provide guarantees or security for creditors of the PAC REIT or any Subsidiary under Designated Hedge Agreements.
“Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.
“Development Property” means a Real Property currently under development that has not achieved an Occupancy Rate of 85% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the PAC REIT or any of its Subsidiaries upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is guaranteed by, or is otherwise recourse to, the PAC REIT or any of its Subsidiaries. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such property has not achieved an Occupancy Rate of at least 85%.

“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Revolving Facility Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Revolving Facility Termination Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one year after the Revolving Facility Termination Date, (e) does not provide that any claims of any holder of such Equity Interest may have against any Credit Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner reasonably satisfactory to the Administrative Agent, (f) provides the holders of such Equity Interests with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is otherwise prohibited by the terms of this Agreement; provided that any Equity Interest that may by its terms be put upon the death of the holder thereof shall not constitute a “Disqualified Equity Interest” for the purposes of this definition.
“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“EBITDA” means, for any period, without duplication, the consolidated net income or loss of the Consolidated Entities for such period (before deduction for minority interests in any of the Consolidated Entities and excluding any adjustments for “straight-line rent accounting”); plus (A) the following items to the extent deducted in computing such consolidated net income for such period: (i) Consolidated Interest Expense of the Consolidated Entities for such period, (ii) Consolidated Income Tax Expense of the Consolidated Entities for such period, (iii) consolidated expenses associated with the upfront costs of acquisitions and not otherwise capitalized, and (iv) consolidated real estate depreciation, amortization, and other extraordinary and non-cash items (including, without limitation, any accruals on Mezzanine Loan Investments) of the Consolidated Entities for such period (except, in the case of such other non-cash items, to the extent that a cash payment will be required to be made in respect thereof in a future period); minus (B) the following items to the extent included in computing such consolidated net income for such period: (i) all consolidated gains (or plus all consolidated losses) attributable to any sales or other dispositions of assets, debt restructurings or early retirement of debt of the Consolidated Entities in such period, and (ii) all income (or plus all losses) from all Unconsolidated Entities; plus (or minus, as applicable) (C) the Unconsolidated Allocation Percentage of any of the items described above in this definition that are attributable to any Unconsolidated Entity for such period.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, and (B) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed (and the Borrower shall be deemed to have consented if it fails to object to any assignment within five Business Days after it received written notice thereof)); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (w) the Advisor, the PAC REIT, the Borrower or any of their respective Affiliates or Subsidiaries, (x) any holder of any Subordinated Indebtedness or any of such holder’s Affiliates, (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y), or (z) prior to the occurrence and during the continuance of an Event of Default, any competitor of the PAC REIT, the Borrower or any of their Subsidiaries or Affiliates.
“Environmental Claims” means any and all global, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial or global order, consent, decree or judgment issued to or rendered against the PAC REIT or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651

et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim which relate to any environmental condition or a release, use, handling, storage or treatment of Hazardous Materials by any Credit Party or any of its Subsidiaries or a predecessor in interest from or on to (i) any property presently or formerly owned by any Credit Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Credit Party or any of its Subsidiaries.
“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the PAC REIT or any of its Subsidiaries, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the PAC REIT or any Subsidiary being or having been a general partner of such Person.
“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the PAC REIT or any Subsidiary, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by the PAC REIT or any Subsidiary or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $500,000; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (v) that a Plan has Unfunded Benefit Liabilities exceeding $500,000; (vi) the cessation of operations at a facility of the PAC REIT or any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vii) the conditions for imposition of a Lien under Section 303(a) of ERISA shall have been met with respect to a Plan; (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan; (x) any material increase in the contingent liability of the PAC REIT or any Subsidiary with respect to any post-retirement welfare liability; or (xi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.
“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.
“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.04) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means the Fee Letter, dated as of August 28, 2015, among the Borrower, the PAC REIT and the Administrative Agent.
“Fees” means all amounts payable pursuant to, or referred to in, Section 2.09.
“Financial Officer” means the chief executive officer or the chief financial officer of the PAC REIT.
“Financial Projections” has the meaning provided in Section 5.07(b).
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning provided in Section 11.06(f).
“Guarantors” shall mean, collectively, the PAC REIT and the Subsidiary Guarantors.
“Guaranty” has the meaning provided in Section 4.01(iii).
“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Haven Lubbock” means Haven Lubbock Lending, LLC, a Delaware limited liability company.
“Haven Tampa” means Haven Tampa Lending, LLC, a Delaware limited liability company.
“Haven Waco” means Haven Waco Lending, LLC, a Delaware limited liability company.
“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.
“Hazardous Materials Indemnity” means that certain Fifth Amended and Restated Environmental and Hazardous Materials Indemnity Agreement, dated as of the date hereof, given by Borrower and PAC REIT in favor of Administrative Agent for the benefit of Lenders, as the same may be modified, amended, supplemented or replaced from time to time.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, or (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement.
“Hedging Obligations” means all obligations of any Credit Party under and in respect of (i) any Hedge Agreements entered into with any Secured Hedge Provider or (ii) any Designated Hedge Agreement.
“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.
“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.14, to make Incremental Revolving Loans to the Borrowers.
“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.
“Incremental Revolving Credit Maturity Date” means the final maturity date of any Incremental Revolving Loan, as set forth in the applicable Incremental Revolving Credit Assumption Agreement.
“Incremental Revolving Credit Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.
“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrowers pursuant to Section 2.14. Incremental Revolving Loans shall be made in the form of additional Revolving Loans.
“Indebtedness” of any Person means without duplication:
(i)     all indebtedness of such Person for borrowed money;
(ii)     all obligations of such Person, whether or not for money borrowed (a) represented by notes payable, or drafts accepted, in each case representing extensions of credit; (b) evidenced by bonds, notes, debentures and similar debt securities of such Person; or (c) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered;
(iii)     all Capitalized Lease Obligations of such Person;
(iv)    all reimbursement obligations of such Person under any outstanding letters of credit or acceptances (whether or not the same have been presented for payment);
(v)     all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be solely satisfied by the issuance of Equity Interests);

(vi)     all obligations of such Person in respect of accrued but unpaid dividends in respect of Equity Interests of such Person;
(vii)     all Guaranty Obligations of such Person (including, without limitation, the guaranty by the PAC REIT of the PAA Facility), and, without duplication of the foregoing, all indebtedness of such Person guaranteed or otherwise recourse (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” and other similar exceptions to recourse liability until a claim is made with respect thereto and then shall be included only to the extent of the amount of such claim), all obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including without limitation, through an agreement to purchase property, securities, goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise;
(viii)     the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;
(ix)     the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder;
(x)     all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed;
(xi)     the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;
(xii)     all obligations of such Person with respect to asset securitization financing;
(xiii)     all net obligations of such Person under Hedge Agreements;
(xiv)     all Disqualified Equity Interests of such Person; and
(xv)     the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;
provided, however, that (y) neither trade payables (other than trade payables outstanding for more than 180 days after the date such trade payables were created), deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.
“Insolvency Event” means, with respect to any Person:
(i)     the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States;
(ii)     the commencement of an involuntary case against such Person under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States and the petition is not controverted within 10 days, or is not dismissed within 45 days, after commencement of the case;
(iii)     a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person;
(iv)     such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;
(v)     any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 45 days;
(vi)     such Person is adjudicated insolvent or bankrupt;
(vii)     any order of relief or other order approving any such case or proceeding is entered;
(viii)     such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 45 days;
(ix)     such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or
(x)     any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.
“Intellectual Property” has the meaning provided in the Security Agreement.
“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.
“Investment” means: (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand), capital contribution or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person, including without limitation any Mezzanine Loan Investment or Note Receivable Investment; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.
“IRS” means the United States Internal Revenue Service.
“Lake Cameron” means Lake Cameron, LLC, a Delaware limited liability company.
“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.
“Lender Register” has the meaning provided in Section 2.06(b).
“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
“Loan” means any Revolving Loan.
“Loan Documents” means this Agreement, the Notes, the Guaranty, the Hazardous Materials Indemnity, the Security Documents, the Management Subordination Agreement and the Fee Letter.
“Management Agreement” means the Fifth Amended and Restated Management Agreement dated as of January 1, 2015 by and among the Advisor, the PAC REIT and the Borrower, as in effect on the Closing Date.
“Management Subordination Agreement” means the Third Amended and Restated Management Fee Subordination Agreement, dated as of the Closing Date, between the Advisor and the Administrative Agent and substantially in the form of Exhibit H hereto.
“Margin Stock” has the meaning provided in Regulation U.

“Material Acquisition” means an Acquisition where the Consideration for such Acquisition exceeds $150,000,000.
“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition or prospects of the Borrower, of the PAC REIT, or of the PAC REIT and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower or any other Credit Party to perform its obligations under any of the Loan Documents to which it is a party, or any material adverse effect on the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under any of the Loan Documents to which they are party; (iii) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party; (iv) any material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (v) any material adverse effect on the validity, perfection or priority of any Lien in favor of the Administrative Agent on any of the Collateral.
“Material Contract” means (i) each contract or agreement to which the PAC REIT or any of its Subsidiaries is a party involving aggregate consideration payable to or by the PAC REIT or such Subsidiary of $5,000,000 or more per annum (other than purchase orders in the ordinary course of business of the PAC REIT or such Subsidiary and other than contracts that by their terms may be terminated by the PAC REIT or such Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (ii) all Mezzanine Loan Documentation, and (iii) all Note Receivable Documentation.
“Material Indebtedness” means, as to the PAC REIT or any of its Subsidiaries, any particular Indebtedness of the PAC REIT or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $500,000.
“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness.
“Maximum Rate” has the meaning provided in Section 11.22.
“McNeil Ranch” means WAM McNeil Ranch, LLC, a Delaware limited liability company.
“Mezzanine Loan Documentation” means, collectively, each agreement, document, or instrument executed and delivered in connection with, or evidencing, a Mezzanine Loan Investment by a Mezzanine Loan Subsidiary, including without limitation, each loan or credit agreement, note, security or pledge agreement, guarantee, and each agreement or document evidencing or constituting any supporting obligation in respect of such Mezzanine Loan Investment, together with all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.
“Mezzanine Loan Investment” means any mezzanine loan or advance made by a Mezzanine Loan Subsidiary to a Person other than a Credit Party for the acquisition, construction, development and/or operation of Real Property.
“Mezzanine Loan Subsidiary” means each now and hereafter formed, acquired or existing Credit Party which (a) is a special purpose entity, (b) is a Subsidiary of the Borrower organized under the laws of the United States, any State thereof, or the District of Columbia, and (c) was formed or acquired for the sole purposes of, and conducts no substantive business other than, the financing of Real Property.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $100,000, with minimum increments thereafter of $100,000, and (ii) with respect to any Eurodollar Loan, $100,000, with minimum increments thereafter of $100,000.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a Mortgage, Deed of Trust or other instrument in form and substance reasonably satisfactory to the Administrative Agent, executed by a Credit Party with respect to a Mortgaged Real Property, as the same may from time to time be amended, restated or otherwise modified.
“Mortgaged Real Property” means any parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.
“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the PAC REIT or any Subsidiary of the PAC REIT or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which the PAC REIT or any Subsidiary of the PAC REIT or any ERISA Affiliate, and one or more employers other than the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
“Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale, and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of such Asset Sale, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; and (iii) the incurrence or issuance of any Indebtedness, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred in connection therewith and net of the repayment or payment of any Indebtedness or obligation intended to be repaid or paid with the proceeds of such Indebtedness; in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries (other than fees paid to the Advisor pursuant to the Management Agreement prior to an Event of Default) and (y) properly attributable to such transaction or to the asset that is the subject thereof.
“Net Operating Income” means, for any Real Property and for a given period, the sum of the following (without duplication): (a) gross revenues (including interest income) received in the ordinary course from such Real Property minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Real Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Property, but specifically excluding general overhead expenses of the PAC REIT, the Borrower or any Subsidiary, any property management fees, debt service charges, income taxes, depreciation, amortization, other non cash expenses, and any extraordinary, non-recurring expense associated with any financing, merger, acquisition, divestiture or other capital transaction) minus (c) a management fee of the greater of actual or three percent (3.0%) of the gross revenues for such Real Property for such period. Notwithstanding the foregoing, Net Operating Income attributed to Real Property that was acquired during any Testing Period shall be included within the calculation of Net Operating Income on a proforma basis as approved by the Administrative Agent; provided, that if the Real Property was owned for a portion of the Testing Period, Net Operating Income shall be determined based on Borrower’s financial statements delivered pursuant to Section 6.01 hereof for the period of such ownership and proforma statements as described above for the balance of such Testing Period.
“New Market – Plano” means New Market – Plano, LLC, a Delaware limited liability company.
“NMP Kingwood Glen” means NMP Kingwood Glen, LLC, a Delaware limited liability company.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Non-Consenting Lender” has the meaning provided in Section 11.12(e).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a Revolving Facility Note.
“Note Receivable Documentation” means, collectively, each agreement, document, or instrument executed and delivered in connection with, or evidencing, a Note Receivable Investment, including without limitation each loan or credit agreement, note, security or pledge agreement, guarantee, and each agreement or document evidencing or constituting any supporting obligation in respect of such Note Receivable Investment, together with all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.
“Note Receivable Investment” means any loan or advance made by a Credit Party (other than the PAC REIT) to any Person other than a Credit Party for the acquisition, construction, development and/or operation of Real Property.
“Notice of Borrowing” has the meaning provided in Section 2.04(b).
“Notice of Continuation or Conversion” has the meaning provided in Section 2.08(b).
“Notice Office” means the office of the Administrative Agent at 1200 Abernathy Road NE, Suite 1550, Atlanta, Georgia 30328, Attention: Kevin P. Murray (facsimile: 770-510-2195), or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.
“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender, any Affiliate of an Lender, or any Secured Hedge Provider pursuant to the terms of this Agreement, any other Loan Document or any Designated Hedge Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Without limiting the generality of the foregoing description of Obligations, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by the Credit Parties under any Loan Document, (b) Banking Services Obligations, (c) Hedging Obligations and (d) the obligation to reimburse any amount in respect of any of the foregoing that any Agent, any Lender or any Affiliate or any Secured Hedge Provider of any of them, in connection with the terms of any Loan Document, may elect to pay or advance on behalf of the Credit Parties.
“Occupancy Rate” means, with respect to a Real Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Real Property actually occupied by non-Affiliate tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such Real Property. For the purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Real Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.
“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.
“Original Revolving Commitment” has the meaning specified in the Recitals.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04).
“Oxford Overture” means Oxford Overture Lending, LLC, a Delaware limited liability company.
“Oxford Properties Note” means that certain Promissory Note, dated as of March 26, 2012, made by Oxford Properties, LLC and payable to the order of the Borrower in the original principal amount of $650,000.

“PAA Facility” means the proposed $12,500,000 revolving credit facility to Advisor.
“PAC Citilakes” means PAC Citilakes, LLC, a Delaware limited liability company.
“PAC Citypark” means PAC Citypark View, LLC, a Delaware limited liability company.
“PAC Cypress” means PAC Cypress, LLC, a Delaware limited liability company.
“PAC Dawson” means PAC Dawson Lending, LLC, a Delaware limited liability company.
“PAC Enclave” means PAC Enclave at Vista Ridge, LLC, a Delaware limited liability company.
“PAC Naples” means PAC Naples, LLC, a Delaware limited liability company.
“PAC Northpointe” means PAC Northpointe, LLC, a Delaware limited liability company.
“PAC REIT” has the meaning provided in the first paragraph of this Agreement.
“PAC Sarasota” means PAC Saraosta, LLC, a Delaware limited liability company.
“PAC Vineyards” means PAC Vineyards, LLC, a Delaware limited liability company.
“Parkway Centre” means Parkway Centre, LLC, a Delaware limited liability company.
“Parkway Town Centre” means Parkway Town Centre, LLC, a Delaware limited liability company.
“Participant Register” has the meaning provided in Section 11.06(b).
“Payment Office” means the office of the Administrative Agent at 1200 Abernathy Road NE, Suite 1550, Atlanta, Georgia 30328, Attention: Shelly West (facsimile: 770-510-2197), or such other office(s), as the Administrative Agent may designate to the Borrower in writing from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Perfection Certificate” has the meaning provided in the Security Agreement.
“Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:
(i)    such Acquisition is for (A) the ownership of, or investment in, assets constituting Real Property for multi-family use or the Equity Interests of entities owning such Real Properties for multi-family use, or (B) the ownership of, or investment in, assets constituting Real Property for retail use or the Equity Interests of entities owning such Real Properties for retail use;
(ii)    the Borrower shall have furnished to the Administrative Agent at least 10 Business Days prior to the consummation of such Acquisition (or such shorter period of time as the Administrative Agent agrees) (A) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Administrative Agent, such other information and documents that the Administrative Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any material agreements and any environmental reports), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (B) pro forma financial statements of the Consolidated Entities (including, if applicable, any Person acquired or formed in connection with such Acquisition) giving effect to the consummation of such Acquisition to the extent that the Consideration for such Acquisition exceeds $1,000,000, and (C) copies of such other agreements, instruments or other documents (other than the Loan Documents required by Section 6.10) as the Administrative Agent shall reasonably request;
(iii)    the agreements, instruments and other documents referred to in paragraph (ii) above shall provide that (A) neither the Credit Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller or sellers, except for Indebtedness permitted hereunder, and (B) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (B), then concurrently with such Acquisition such Lien shall be released);
(iv)    such Acquisition shall be effected in such a manner so that the acquired Equity Interests or assets are owned either by a Credit Party that will become a Credit Party in accordance with Section 6.09 and, if effected by merger or consolidation involving a Credit Party, such Credit Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Credit Party upon the effectiveness of such merger or consolidation;
(v)    no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;
(vi)    the PAC REIT would, after giving effect to such Acquisition, on a pro forma basis (as determined in accordance with subpart (vii) below whether or not a certificate is required pursuant to such subpart (vii)), be in compliance with the financial covenants contained in Section 7.07;
(vii)    at least five Business Days prior to the consummation of any such Acquisition in which the Consideration exceeds $1,000,000, the PAC REIT shall have delivered to the Administrative Agent and the Lenders (A) a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07 on a pro forma basis, such pro forma ratios being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the PAC REIT and the business or Person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) historical financial statements relating to the business or Person to be acquired evidencing positive Target EBITDA on a pro forma basis (with such adjustments as the Administrative Agent agrees to) for the four fiscal quarter period most recently ended prior to the date of the Acquisition and such other information as the Administrative Agent may reasonably request,
(viii)    all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws;

(ix)    the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person from whom such Equity Interests or assets are proposed to be acquired;
(x)    as of the date of the Acquisition, (A) the Borrower shall have delivered, or caused the applicable Credit Parties party to such Acquisition to have delivered, to the Administrative Agent and the Lenders a fully-executed Collateral Assignment of Acquisition Documents; and (B) a Financial Officer shall provide a certificate to the Administrative Agent and the Lenders certifying as to the matters set forth in the foregoing clauses and further certifying that the Acquisition could not reasonably be expected to have a Material Adverse Effect; and
(xi)    immediately after giving effect to such Acquisition, any acquired or newly formed Subsidiary shall (i) be a wholly owned Subsidiary of the Borrower which is organized under the laws of the United States, any State thereof, or the District of Columbia, and (ii) take all actions required to be taken pursuant to Section 6.09 and Section 6.10 (or within 30 days of such Acquisition in the case of Section 6.10(b)).
“Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or other agreement entered into by the PAC REIT or any of its Subsidiaries in connection with any Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time.
“Permitted Acquisition Documentation” means, collectively, each Permitted Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements (including without limitation all non competition agreements) affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.
“Permitted Creditor Investment” means any securities (whether debt or equity) received by the PAC REIT or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the PAC REIT or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
“Permitted Lien” means any Lien permitted by Section 7.03.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, central bank, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.
“Plan” means any Multi-Employer Plan, Multiple Employer Plan or Single-Employer Plan.
“Platform” has the meaning provided in Section 9.16(b).
“Powder Springs-Macland” means Powder Springs-Macland Retail, LLC, a Delaware limited liability company.
“primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”
“primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.
“Property Debt Yield” means (i) the Stabilized Property NOI for any Testing Period, divided by (ii) the Combined Outstanding Indebtedness on the last day of such Testing Period.
“Property Senior Loan Documentation” means, collectively, each agreement, document or instrument executed and delivered in connection with any non-recourse mortgage financing to a Real Estate Subsidiary, including without limitation, each loan or credit agreement, note, security or pledge agreement, together with all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.
“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.
“Real Estate Subsidiary” means each of Stone Rise, Trail Creek, Summit Crossing, Summit Crossing II, Ashford Park, Lake Cameron, McNeil Ranch, Spring Hill Plaza, Parkway Town Centre, Woodstock Crossing, Stoneridge Farms, PAC Vineyards, PAC Enclave, Sandstone Creek, Deltona Landing, Powder Springs-Macland, NMP Kingwood Glen, Salem Cove, Barclay Crossing, Sweetgrass Corner, Parkway Centre, PAC Northpointe, PAC Cypress, or any hereafter formed, acquired or existing Subsidiary of the Borrower which (a) is a special purpose entity, (b) is a Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia, (c) owns, or is intended to own, Real Property, and (d) was formed or acquired for the sole purposes of, and conducts no substantive business other than, the ownership, construction, development and operation, but specifically excluding the financing, of such Real Property.
“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Remedial Action” means all actions any Environmental Law requires any Credit Party or any of its Subsidiaries to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.
“Required Lenders” means Lenders whose Revolving Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment. The Revolving Facility Exposure and Unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Restricted Payment” means (i) any Capital Distribution, (ii) any amount paid by the PAC REIT or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness, or (iii) any payment by the PAC REIT or any of its Subsidiaries of any management fees, advisory fees, consulting fees or any similar fees, whether pursuant to a management agreement or otherwise.
“Revolving Availability” means, at the time of determination, (a) the sum of all Revolving Commitments at such time less (b) the principal amount of Revolving Loans made and outstanding at such time.
“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans, the same Interest Period.
“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.10 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Revolving Credit Commitments.
“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender.
“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.
“Revolving Facility Exposure” means, for any Lender at any time, the principal amount of Revolving Loans made by such Lender and outstanding at such time.
“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.
“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” means the earlier of (i) August __, 2018, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.
“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02.
“Sale” has the meaning provided in Section 11.06(c)(vi).
“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the PAC REIT or any Subsidiary of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the PAC REIT and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the PAC REIT or such Subsidiary to such Person.
“Salem Cove” means Salem Cove, LLC, a Delaware limited liability company.
“Sandstone Creek” means Sandstone Creek, LLC, a Delaware limited liability company.
“Scheduled Repayment” has the meaning specified in Section 2.11(b).
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.
“SEC” means the United States Securities and Exchange Commission.
“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.
“Secured Creditors” has the meaning provided in the Security Agreement.
“Secured Hedge Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Hedge Agreement with the PAC REIT or any of its Subsidiaries.
“Security Agreement” has the meaning provided in Section 4.01(iv).
“Security Documents” means the Security Agreement, any Mortgage, each Buy-Sell Agreement, each Additional Security Document, any UCC financing statement, any Control Agreement, any Collateral Assignment of Acquisition Documents, each Collateral Assignment of Loan Documents, any Collateral Assignment, any Perfection Certificate and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the PAC REIT or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the PAC REIT or any Subsidiary or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
“SPC” has the meaning provided in Section 11.06(f).
“Spring Hill Plaza” means Spring Hill Plaza, LLC, a Delaware limited liability company.

“Stabilized Property NOI” means, for any Testing Period, the aggregate Adjusted Net Operating Income for the Real Properties owned by the Real Estate Subsidiaries.
“Standard Permitted Lien” means any of the following:
(i)     Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;
(ii)     Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the PAC REIT or any of its Subsidiaries and do not secure any Indebtedness;
(iii)     Liens created by this Agreement or the other Loan Documents;
(iv)     Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);
(v)     Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;
(vi)     leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the PAC REIT or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;
(vii)     easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the PAC REIT and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;
(viii)     Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and
(ix)     rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.
“Stone Rise” means Stone Rise Apartments, LLC, a Delaware limited liability company.
“Stoneridge Farms” means Stoneridge Farms Hunt Club, LLC, a Delaware limited liability company.

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms acceptable to the Administrative Agent.
“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the PAC REIT.
“Subsidiary Guarantor” means any Subsidiary that is or hereafter becomes a party to the Guaranty. Schedule 2 hereto lists the Subsidiary Guarantors as of the Closing Date.
“Summit Crossing” means PAC Summit Crossing, LLC, a Georgia limited liability company.
“Summit Crossing II” means PAC Summit Crossing II, LLC, a Georgia limited liability company
“Summit Crossing III” means Summit Crossing III Mezzanine Lending, LLC, a Delaware limited liability company
“Sweetgrass Corner” means Sweetgrass Corner, LLC, a Delaware limited liability company.
“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.
“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.
“Target EBITDA” means, with respect to any Person for any period, the net income for such Person for such period plus the sum of the amounts for such period included in determining such net income in respect of (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense, in each case as determined in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Testing Period” means a single period consisting of the two consecutive fiscal quarters of the PAC REIT then last ended (whether or not such quarters are all within the same fiscal year); provided that for purposes determining an amount of any item included in the calculation of a financial ratio or financial covenant, such amount for the Testing Period then ended shall equal such item for the two (2) fiscal quarters then ended multiplied by two; and provided further that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision, without annualization.

“Title Company” has the meaning specified in Section 6.10(b)(i)(A).
“Title Policy” has the meaning specified in Section 6.10(b)(i)(A).
“Total Asset Value” means, as of any date of determination date, the sum of the following amounts, all as determined on a consolidated basis in accordance with GAAP: (i) unrestricted cash and Cash Equivalents of the Consolidated Entities as of such date, (ii) the Capitalized Value of all Real Properties (other than unimproved land and Development Properties) owned by any Consolidated Entity for more than four full fiscal quarters as of such date, (iii) without duplication, the undepreciated book value of (a) all Real Properties owned or in operation by any Consolidated Entity for less than four full fiscal quarters as of such date, (b) all unimproved land owned by any Consolidated Entity as of such date, and (c) all Development Properties owned by any Consolidated Entity as of such date, (iv) the amount, determined in accordance with GAAP, of notes receivable owing pursuant to any Mezzanine Loan Documentation or Note Receivable Documentation as of such date; provided that the value of such notes receivable shall not exceed 25% of Total Asset Value, and (v) the Unconsolidated Allocation Percentage of any of the items described above in this definition that are attributable to any Unconsolidated Entity as of such date. Notwithstanding the foregoing, if Borrower has obtained an appraisal acceptable to Administrative Agent of any Real Property within 12 months of any date of determination, Borrower may use the appraised value in such Appraisal instead of the Capitalized Value for the purposes of calculating “Total Asset Value”.

“Total Credit Facility Amount” means the Total Revolving Commitment. As of the Closing Date, the Total Credit Facility Amount is $70,000,000.
“Total Leverage Ratio” means the ratio of (i) Consolidated Total Debt to (ii) Total Asset Value.
“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.10(b) hereof. As of the Closing Date, the amount of the Total Revolving Commitment is $70,000,000.
“Trail Creek” means Trail Creek Apartments, LLC, a Delaware limited liability company.
“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.
“Unconsolidated Allocation Percentage” means, as of any date of determination with respect to any Unconsolidated Entity, the aggregate percentage ownership interest of the Consolidated Entities in such Unconsolidated Entity as of such date.
“Unconsolidated Entity” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unfunded Benefit Liabilities” of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
“United States” and “U.S.” each means United States of America.

“Unused Fee” has the meaning provided in Section 2.09(a).
“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.
“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.
“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.03(g)(ii)(B)(iii).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.
“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Woodstock Crossing” means Woodstock Crossing Center, LLC, a Delaware limited liability company.
Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”
Section 1.03    Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the PAC REIT notifies the Administrative Agent and the Lenders that it wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the PAC REIT that the Required Lenders wish to amend Article VII for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the PAC REIT, the Borrower, the Administrative Agent and the Required Lenders; the PAC REIT, the Borrower, the Administrative Agent and the Lenders agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.04    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.
ARTICLE II.

THE TERMS OF THE CREDIT FACILITY
Section 2.01    Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent and the Lenders agree to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount, or (ii) the Revolving Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.
Section 2.02    Revolving Facility. During the Revolving Facility Availability Period, each Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans: (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, or (B) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment. The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.05 hereof. Each Lender having an Incremental Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure exceeding such Lender’s Incremental Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Incremental Revolving Loans.

Section 2.03    [Reserved].
Section 2.04    Notice of Borrowing.
(a)    Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, and (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing.
(b)    Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, (iv) if applicable, the initial Interest Period, and (v) the intended use of proceeds of such Borrowing consistent with the uses specified in Section 5.06 hereof. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.
(c)    Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.
(d)    Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder.
Section 2.05    Funding Obligations; Disbursement of Funds.
(a)    Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.10 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(b)    Borrowings Pro Rata. All Revolving Loans made by each Lender shall be made on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing on the date the applicable Revolving Borrowing is to be made.

(c)    Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing or Notice of Continuation or Conversion relating thereto.
(d)    Funding of Loans. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.
(e)    Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.07, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).
Section 2.06    Evidence of Obligations.
(a)    Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate; (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder; (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (iv) the other details relating to the Loans and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the Borrower upon its request.

(c)    Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.06(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.
(d)    Notes. Upon request of any Lender, the Borrower will execute and deliver to such Lender a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender; provided, however, that the decision of any Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender.
Section 2.07    Interest; Default Rate.
(a)    Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin.
(b)    [Reserved].
(c)    Default Interest. Notwithstanding the above provisions, if an Event of Default has occurred and is continuing, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each Loan and all fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate. In addition, if any amount (other than amounts as to which the foregoing sentence is applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.
(d)    Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, monthly in arrears on the first Business Day of each calendar month; (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; and (iii) in respect of all Loans, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity.
(e)    Computations of Interest. All computations of interest on Eurodollar Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(f)    Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.
Section 2.08    Conversion and Continuation of Loans.
(a)    Conversion and Continuation of Revolving Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.
(b)    Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.
Section 2.09    Fees.
(a)    Unused Fee. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, an unused fee (the “Unused Fee”) calculated on a daily basis as of the end of each day during the calendar quarter equal to the Applicable Unused Fee Rate multiplied by, as of each date of determination, (a) the Total Revolving Commitment, minus (b) the then outstanding principal amount of the Revolving Loans. The Unused Fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Commitments shall terminate, with a final payment on the Revolving Facility Termination Date.
(b)    Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Fee Letter.
(c)    Computations and Determination of Fees. All computations of Unused Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.10    Termination and Reduction of Revolving Commitments.
(a)    Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.
(b)    Voluntary Termination of the Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that all outstanding Revolving Loans are contemporaneously prepaid in accordance with Section 2.11.
(c)    Partial Reduction of Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.11(c)(ii), and (iii) any partial reduction shall be in the amount of at least $1,000,000 (or, if greater, in integral multiples of $500,000).
Section 2.11    Voluntary and Mandatory Prepayments of Loans.
(a)    Voluntary Prepayments. The Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subparts (d) and (e) below, from time to time. The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 11:00 A.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:
(i)    each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $100,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000, and (B) in the case of any prepayment of a Base Rate Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000; and
(ii)    no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto.
(b)    [Reserved].
(c)    Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.11(a) above), in accordance with the following provisions:

(i)    Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date. To the extent not previously paid, all Incremental Revolving Loans shall be due and payable on the applicable Incremental Revolving Credit Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
(ii)    Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, or (C) the Aggregate Credit Facility Exposure exceeds the Total Revolving Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of Loans in an aggregate amount at least equal to such excess.
(iii)    Certain Proceeds of Repayment of Loans. Not later than the Business Day following the date of the receipt by any Credit Party or any of its Subsidiaries of cash constituting the payment of principal of any note receivable owing pursuant to any Mezzanine Loan Documentation or Note Receivable Documentation (other than the Oxford Properties Note), the Borrower will make a prepayment of the Loans in an amount equal to 100% of such cash receipts accordance with Section 2.11(d) below.
(iv)    Certain Proceeds of Asset Sales. Not later than the Business Day following the date of the receipt by any Credit Party or any of its Subsidiaries of the Cash Proceeds from any Asset Sale (including, for the avoidance of doubt, a refinancing of assets) occurring after the Closing Date, an amount equal to 100% of the Net Cash Proceeds received from such Asset Sale shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.11(d) below.
(v)    [Reserved.]
(vi)    Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party or any of its Subsidiaries of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness (including, without limitation, the PAA Facility and any refinancing of Indebtedness of any Real Estate Subsidiary permitted pursuant to Section 7.04(f), but excluding Indebtedness incurred pursuant to each other provision of Section 7.04 after the Closing Date), the Borrower will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.11(d) below.
(vii)    Certain Proceeds of an Event of Loss. If during any fiscal year of the Borrower, any Credit Party or any of its Subsidiaries has received cumulative aggregate Cash Proceeds during such fiscal year from one or more Events of Loss of at least $100,000, not later than the Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, the Borrower will make a prepayment of the Loans with an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.11(d) below.
(d)    Applications of Prepayment Proceeds. Each prepayment required to be made pursuant to Section 2.11(c)(iii), (iv), (vi), or (vii) above shall be applied as a mandatory prepayment of principal of the outstanding Revolving Loans.
(e)    Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.
(f)    Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.11 shall be accompanied by any amounts payable in respect thereof under Article III hereof.
Section 2.12    Method and Place of Payment.
(a)    Generally. All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.
(b)    Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, all payments and prepayments of Revolving Loans shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such prepayment.
(c)    Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars.
(d)    Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
(e)    Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
Section 2.13    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facilities. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.14    Increase in Commitments.
(a)    The Borrower may, by written notice to the Administrative Agent at any time after the Closing Date and prior to the Revolving Facility Termination Date, request on one or more occasions, up to three, in the aggregate, Incremental Revolving Credit Commitments in an aggregate principal amount not to exceed $50,000,000 from one or more Incremental Revolving Credit Lenders, which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided, that each Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent in its reasonable discretion. Such notice shall set forth (i) the amount of the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000), and (ii) the date on which such Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 15 days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments are to be Revolving Commitments and based on the terms and conditions set forth herein for Revolving Commitments and Revolving Loans.
(b)    The Borrower may seek Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Revolving Credit Lenders in connection therewith. The Borrower and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Revolving Credit Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. Each Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Revolving Loans to be made thereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitment evidenced thereby as provided for in Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
(c)    Notwithstanding the foregoing, no Incremental Revolving Credit Commitment shall become effective under this Section 2.14 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date, (iii) the Administrative Agent shall have received an updated “Eagle 9” insurance policy which increases the coverage thereunder by the amount of such Incremental Revolving Credit Commitment, (iv) the Borrower would be in pro forma compliance with the covenants set forth in Section 7.07.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES
Section 3.01    Increased Costs, Illegality, etc.
(a)    In the event that (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan; or
(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of any Connection Income Taxes) because of (x) any Change in Law since the Closing Date (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or
(iii)    at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;
then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.
(b)    At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).
(c)    If any Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.
Section 3.02    Breakage Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.04(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.04(b). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.
Section 3.03    Net Payments.
(a)     Defined Terms. For purposes of this Section 3.03, the term “applicable law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)     Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)     Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.03, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)     Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)     executed originals of IRS Form W-8ECI;

(iii)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, an applicable form of U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide an applicable form of U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses

(including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)     Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.04    Change of Lending Office; Replacement of Lenders.
(f)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), 3.01(c), or 3.03 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.
(g)    If (i) any Lender requests any compensation, reimbursement or other payment under Section 3.01(a)(ii) or (iii), or 3.01(c) with respect to such Lender, (ii) the Borrower is, or because of a matter in existence as of the date that the Borrower is seeking to exercise its rights under this Section will be, required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, or (iii) or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall be made the exercise of its Permitted Discretion and shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), or Section 3.01(c) with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(h)    Nothing in this Section 3.04 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01 or 3.03.
ARTICLE IV.

CONDITIONS PRECEDENT
Section 4.01    Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:
(i)    Credit Agreement. This Agreement shall have been executed by the Borrower, the PAC REIT, the Administrative Agent, and each of the Lenders.
(ii)    Notes. The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.
(iii)    Guaranty. The Guarantors shall have duly executed and delivered the Third Amended and Restated Guaranty of Payment (the “Guaranty”), substantially in the form attached hereto as Exhibit C-1.
(iv)    Hazardous Materials Indemnity. The Borrower and the PAC REIT shall have duly executed and delivered the Hazardous Materials Indemnity.
(v)    Security Agreement. The Borrower and each Subsidiary Guarantor shall have duly executed and delivered the Third Amended and Restated Pledge and Security Agreement, substantially in the form attached hereto as Exhibit C-2 (the “Security Agreement”), and such Credit Parties, as applicable, shall have executed and delivered all of the following in connection therewith, each of which shall be in form and substance satisfactory to the Administrative Agent: (A) the Control Agreements required pursuant to the terms of the Security Agreement, duly executed by the appropriate depositary institution, securities intermediary or issuer as the case may be, (B) any Collateral Assignment Agreements required pursuant to the terms of the Security Agreement, (C) a Perfection Certificate, and (D) each other Security Document that is required by this Agreement or the Security Agreement.
(vi)    Real Estate Matters. Each Credit Party shall have (A) executed and delivered to the Administrative Agent an Environmental and Hazardous Material Indemnity Agreement with respect to all Real Property, in form and substance reasonably satisfactory to the Administrative Agent, and (B) provided to the Administrative Agent (i) an updated title report issued by the Title Company (and copies of all recorded documents listed as exceptions to title or otherwise referred to in such title report) with respect to each Real Property owned by a Credit Party or Subsidiary as of the Closing Date or which constitutes collateral security for a Mezzanine Loan Investment as of the Closing Date, and (ii) all such other real estate-related diligence items set forth on the closing checklist provided by the Administrative Agent to the Borrower prior to the date hereof; all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
(vii)    Fees and Fee Letters. The Borrower shall have (A) executed and delivered to the Administrative Agent the Administrative Agent Fee Letter and shall have paid to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date, and (B) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.
(viii)    Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party approving the Loan Documents to which such Credit Party is or may become a party, and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of the Loan Documents to which it is or may become a party and the expiration of all applicable waiting periods, all of which documents to be in form and substance reasonably satisfactory to the Administrative Agent.
(ix)    Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.
(x)    Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel from counsel to the Credit Parties, each of which opinion or reliance letter, as applicable, shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.
(xi)    Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.
(xii)    Evidence of Insurance. The Administrative Agent shall have received certificates of insurance and other evidence reasonably satisfactory to it of (1) compliance with the insurance requirements of this Agreement and the Security Documents, and (2) adequate insurance covering each Real Estate Subsidiary.
(xiii)    Search Reports. The Administrative Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against any Credit Party and each of their respective Subsidiaries, together with copies of such financing statements.
(xiv)    Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and each of its Subsidiaries and of the Advisor and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) an original “long-form” good standing certificate or certificate of existence from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party or such Subsidiary or the Advisor, as applicable, and certifying as to the good standing of such Credit Party or such Subsidiary or the Advisor, as applicable; and (C) original certificates of good standing or foreign qualification from each other jurisdiction in which each Credit Party and each of its Subsidiaries and the Advisor is authorized or qualified to do business.
(xv)    Closing Certificate. The Administrative Agent shall have received a Closing Certificate, dated the Closing Date, of an Authorized Officer, to the effect that, at and as of the Closing Date, both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (i)  no Default or Event of Default has occurred or is continuing; (ii) all representations and warranties of each Credit Party set forth in each Loan Document to which any Credit Party is a party are true and correct, and (ii) on a pro forma basis as of the Closing Date, the Credit Parties are compliance with the financial covenants contained in Section 7.07 (together with a computation of the financial covenants supporting same in detail satisfactory to the Administrative Agent).
(xvi)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer of the PAC REIT.
(xvii)    Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be reasonably satisfactory in substance and form to the Administrative Agent and the Administrative Agent and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel may reasonably request.
(xviii)    Payment of Outstanding Indebtedness, etc. The Administrative Agent shall have received evidence that immediately after the making of the Loans on the Closing Date, all Indebtedness not permitted by Section 7.04, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall be paid in full from the proceeds of the initial Credit Event, and the commitments in respect of such Indebtedness shall be permanently terminated, and all Liens securing payment of any such Indebtedness shall be released and the Administrative Agent shall have received all payoff and release letters, Uniform Commercial Code Form UCC‑3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.
(xix)    Litigation. There shall not exist any litigation that could reasonably be expected to cause a material adverse change, in the judgment of the Administrative Agent, in or affecting the business, operations, property or condition (financial or otherwise) of the Advisor, or of the Credit Parties and their Subsidiaries taken as a whole.
(xx)    No Material Adverse Change. As of the Closing Date, no condition or event shall have occurred since December 31, 2011 that has resulted in, or could reasonably be expected to result in, a material adverse change, in the reasonable judgment of the Administrative Agent, in or affecting the business, operations, property or condition (financial or otherwise) of the Borrower, of the PAC REIT, or of the PAC REIT and its Subsidiaries taken as a whole.
(xxi)    Mezzanine Loan Documents. The Administrative Agent shall have received a copy of all of the Mezzanine Loan Documentation existing as of the Closing Date, certified by an officer of the Borrower as being true, correct and complete, and the applicable Credit Party shall have duly executed and delivered each Collateral Assignment of Loan Documents in connection with all such Mezzanine Loan Documentation.
(xxii)    Note Receivable Documents. The Administrative Agent shall have received a copy of all of the Note Receivable Documentation existing as of the Closing Date, certified by an officer of the Borrower as being true, correct and complete, and the applicable Credit Party shall have duly executed and delivered each Collateral Assignment of Loan Documents in connection with all such Note Receivable Documentation.
(xxiii)    Property Senior Loan Documents. The Administrative Agent shall have received a copy of all of the Property Senior Loan Documentation existing as of the Closing Date, certified by an officer of the Borrower as being true, correct and complete.
(xxiv)    Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, equity holder and material third party consents and approvals (including without limitation, but subject to the terms of Section 6.17 hereof, any consents required under the terms of any Mezzanine Loan Documentation or Property Senior Loan Documentation), in connection with the entering into of this Agreement and the other Loan Documents have been obtained.
(xxv)    Patriot Act. The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(xxvi)    Management Subordination Agreement. The Administrative Agent shall have received an executed copy of the Management Subordination Agreement.
(xxvii)    Ownership; Intercompany Debt. The Administrative Agent, in its sole discretion, shall be satisfied with (i) the pro forma capital and ownership structure and the equity holder arrangements of the Credit Parties, and (ii) the amount, terms, conditions and holders of all intercompany indebtedness of the PAC REIT and its Affiliates.
(xxviii)    Miscellaneous. The Credit Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.
Section 4.02    Conditions Precedent to All Credit Events. The obligations of the Lenders to make each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:
(e)    Notice. The Administrative Agent shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.04(b) with respect to any Borrowing (other than a Continuation or Conversion), or (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.08(b) with respect to a Continuation or Conversion.
(f)    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.
The acceptance of the benefits of (i) the Credit Events on the Closing Date shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 4.01 have been satisfied as of the times referred to in such Section and (ii) each Credit Event thereafter shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 4.02 have been satisfied as of the times referred to in such Section.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans provided for herein, each of the Borrower and the PAC REIT makes the following representations and warranties to, and agreements with, the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and each Credit Event:
Section 5.01    Corporate Status. Each Credit Party (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect.
Section 5.02    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 5.03    No Violation. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, except in each case where such non-contravention could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of (A) any Material Contract, or (B) any other promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, except in each case where such conflict could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) will violate any provision of the Organizational Documents of such Credit Party.
Section 5.04    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.
Section 5.05    Litigation. Except as set forth on Schedule 5.05, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower or the PAC REIT, threatened with respect to any Credit Party or any of their respective Subsidiaries or the Advisor or against any of their respective properties.
Section 5.06    Use of Proceeds; Margin Regulations.
(d)    The proceeds of all Loans shall be utilized to (a) finance Capital Expenditures, Acquisitions and Mezzanine Loan Investments, (b) make Cash Dividends, and (c) provide working capital and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.
(e)    No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.
Section 5.07    Financial Statements.
(d)    The Borrower has furnished to the Administrative Agent and the Lenders complete and correct copies of: (i) the audited consolidated balance sheets of the PAC REIT and its consolidated Subsidiaries for the fiscal year ended December 31, 2014 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the PAC REIT and its consolidated Subsidiaries for the fiscal year of the PAC REIT then ended, accompanied by the report thereon of PricewaterhouseCoopers LLC; and (ii) the interim consolidated balance sheet, and the related statements of income and of cash flows, of the PAC REIT and its Subsidiaries for the fiscal quarters ending March 30, 2015 and June 30, 2015. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present in all material respect the financial position of the PAC REIT and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments. The PAC REIT and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the PAC REIT and its Subsidiaries.

(e)    The financial projections of the PAC REIT and its Subsidiaries for the fiscal years 2012 through 2016 prepared by the PAC REIT and delivered to the Administrative Agent and the Lenders (the “Financial Projections”) were prepared on behalf of the Borrower in good faith after taking into account historical levels of business activity of the PAC REIT and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the PAC REIT and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the PAC REIT’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Borrower or the PAC REIT as of the Closing Date which, if reflected in the Financial Projections, would result in a Material Adverse Effect.
Section 5.08    Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders under the Loan Documents. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature, and the Borrower owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. The Credit Parties, taken as a whole, now have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature, and the Credit Parties, taken as a whole, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Credit Parties’ debts; and the Credit Parties are not entering into the Loan Documents with the intent to hinder, delay or defraud their creditors. For purposes of this Section 5.08, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
Section 5.09    No Material Adverse Change. Since December 31, 2011, there has been no change in the condition, business, affairs or prospects of the PAC REIT, of the Borrower, or of the PAC REIT and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.
Section 5.10    Tax Returns and Payments. Each Credit Party has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. Each Credit Party has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. No Credit Party knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the PAC REIT and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 5.11    Title to Properties, etc. Each Credit Party and each of its Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of the Credit Parties and their Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.07(a), taken as a whole, were sufficient, in the judgment of the Credit Parties, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Credit Parties and their Subsidiaries. Schedule 5.11 sets forth a complete list of Real Property owned and/or leased or subleased (as lessor or sublessor, lessee or sublessee) by the Credit Parties and their Subsidiaries on the Closing Date.
Section 5.12    Lawful Operations, etc. Each Credit Party and each of its Subsidiaries: (i) holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except in the cases of clause (i) and (ii) above, for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.13    Environmental Matters.
(a)    Each Credit Party and each of their Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. No Credit Party nor any of their Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party or such Subsidiary is a party or that would affect the ability of such Credit Party or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of any Credit Party, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or their Subsidiaries or on any property adjacent to any such Real Property, that are known by the Credit Parties or as to which any Credit Party or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against any Credit Party or any of their Subsidiaries or any Real Property of a Credit Party or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
(b)    Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Subsidiaries or (ii) released on or about any such Real Property, in each case where such occurrence or event is not in compliance with or could give rise to liability under Environmental Laws and is reasonably likely to have a Material Adverse Effect.
Section 5.14    Compliance with ERISA. Compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Credit Parties, their Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multi-Employer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Credit Parties or any ERISA Affiliate in respect thereof. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing.
Section 5.15    Intellectual Property, etc. Each Credit Party and each of its Subsidiaries has obtained or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts that, in any such case individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 5.15 sets forth a complete list of all material licenses, trade names and service marks and all registered patents, trademarks and copyrights, in each case with respect to Intellectual Property.
Section 5.16    Investment Company Act, etc. No Credit Party nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Federal Power Act, as amended or any applicable Federal or state public utility law.
Section 5.17    Insurance. The Credit Parties and their Subsidiaries maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.03. Schedule 5.17 sets forth a complete list of all insurance maintained by the Credit Parties on the Closing Date.
Section 5.18    Burdensome Contracts; Labor Relations. No Credit Party nor any of its Subsidiaries (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, workout or other concerted interruptions of operations by employees of a Credit Party or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of any Credit Party, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any pending or, to the knowledge of any Credit Party, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any pending or, to the knowledge of any Credit Party, threatened significant strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of the Credit Parties, involved or subject to any union representation organizing or certification matter with respect to the employees of the Credit Parties or any of their Subsidiaries, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has suffered any strikes, walkouts or work stoppages in the five years preceding the Closing Date.
Section 5.19    Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Obligations (as defined herein or any corresponding term in any Security Documents), a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Administrative Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.
Section 5.20    True and Complete Disclosure. The factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that all information consisting of financial projections prepared by any Credit Party or any Subsidiary is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made.
Section 5.21    Defaults. No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.
Section 5.22    Capitalization. As of the Closing Date, Schedule 5.22 sets forth a true, complete and accurate description of the equity capital structure of the PAC REIT and each of its Subsidiaries showing accurate ownership percentages of the equityholders of record of each such Person (other than the PAC REIT) and accompanied by a statement of authorized and issued Equity Interests for each such Person. Except as set forth on Schedule 5.22, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party or any of its Subsidiaries, (b) there are no obligations of any Credit Party or any of its Subsidiaries to redeem or repurchase any of its Equity Interests and (c) there is no agreement, arrangement or plan to which any Credit Party or any of its Subsidiaries is a party or of which any Credit Party or any of its Subsidiaries has knowledge that could directly or indirectly affect the capital structure of any Credit Party or any of its Subsidiaries. The Equity Interests of each Credit Party and each of its Subsidiaries described on Schedule 5.22 (i) are validly issued and fully paid and non‑assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 5.22, free and clear of all Liens (other than Liens created under the Security Documents). No Subsidiary is organized under laws other than the laws of the United States, any State thereof, or the District of Columbia.
Section 5.23    Anti-Terrorism Law Compliance. No Credit Party nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Credit Parties.
Section 5.24    Location of Bank Accounts. Schedule 5.24 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Credit Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
Section 5.25    Material Contracts. Schedule 5.25 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date; provided that with respect to Mezzanine Loan Subsidiaries that are not pledged as Collateral for the Loans, Borrower shall only be required to list the material Mezzanine Loan Documentation of such Mezzanine Loan Subsidiaries. As of the Closing Date, all Material Contracts are in full force and effect (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principals, regardless of whether enforcement is sought in equity or in law) and no material defaults by a Credit Party currently exist thereunder (other than as described in Schedule 5.25).
Section 5.26    Affiliate Transactions. Except as set forth on Schedule 5.26, as of the date of this Agreement, there are no existing or proposed agreements, arrangements or transactions between any Credit Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than the Subsidiaries) of any Credit Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Credit Party or any Person with which any Credit Party has a business relationship or which competes with any Credit Party.
Section 5.27    Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) the successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

Section 5.28    REIT Status. The PAC REIT qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Code to allow the PAC REIT to maintain its status as a REIT.
Section 5.29    Conduct of Business. No Credit Party or any of its Subsidiaries conducts any business other than the ownership of Real Property or of the Equity Interests of entities that own Real Property, the making of investments in Real Property and investments secured by Equity Interests of entities that own Real Property. None of the Credit Parties or any of their Subsidiaries have or will have any employees.
ARTICLE VI.

AFFIRMATIVE COVENANTS
Each of the Borrower and the PAC REIT hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full, as follows:
Section 6.01    Reporting Requirements. The Borrower will furnish to the Administrative Agent and each Lender:
(i)    Annual Financial Statements. Not later than five (5) days following the date the PAC REIT files its annual Form 10-K with the SEC, but in any event within 95 days after the close of each fiscal year of the PAC REIT, the audited consolidated balance sheets of the PAC REIT and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the PAC REIT, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the PAC REIT and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization, together with all management letters of such accountants addressed to the PAC REIT or any other Credit Party.
(j)    Quarterly Financial Statements. Not later than five (5) days following the date the PAC REIT files its Form 10-Q with the SEC for each of the first three fiscal quarters of the PAC REIT, but in any event within 50 days after the close of each of such first three quarterly accounting periods in each fiscal year of the PAC REIT, the unaudited consolidated and consolidating balance sheets of the PAC REIT and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated and consolidating statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year.
(k)    Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer of the PAC REIT to the effect that (A) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Credit Parties have taken or proposes to take with respect thereto, and (B) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth (x) the calculations required to establish compliance with the provisions of Section 7.07 and (y) the calculations required to demonstrate the Adjusted Funds From Operations for the Consolidated Entities, and (ii) if, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements of the PAC REIT, the consolidated financial statements of the Credit Parties delivered pursuant to Sections 6.01(a) and (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent.
(l)    Quarterly Equity Raise Reports. Not later than five (5) days following the date the PAC REIT files its Form 10-Q or Form 10-K, as applicable, with the SEC for each fiscal quarter of the PAC REIT, but in any event within 50 days after the close of each quarterly accounting periods in each fiscal year of the PAC REIT, a report regarding the status of the sale to the public of Equity Interests in the PAC REIT, and including, without limitation, information as to amounts issued and sold, amounts received and lists of selling agreements and brokers.
(m)    Budgets and Forecasts. Not later than 30 days prior to the commencement of any fiscal year of the PAC REIT and its Subsidiaries, commencing with the fiscal year ending December 31, 2015, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of the Borrower or any other Credit Party) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and Capital Expenditures of the PAC REIT and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.
(n)    Notices. Promptly, and in any event within three Business Days, after any Credit Party or any Subsidiary obtains knowledge thereof, notice of:
(i)    the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;
(ii)    the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party or any Subsidiary or the occurrence of any other event, if the same could be reasonably likely to have a Material Adverse Effect;
(iii)    any significant adverse change in the Borrower’s or any Subsidiary’s relationship with, or any significant event or circumstance that is in the Borrower’s reasonable judgment likely to adversely affect the Borrower’s or any Subsidiary’s relationship with, (A) any customer (or related group of customers) representing more than 10% of the Borrower’s consolidated revenues during its most recent fiscal year, or (B) any supplier that is material to the operations of the PAC REIT and its Subsidiaries considered as an entirety;
(iv)    any written notice of default under, or other material written notice delivered or received pursuant to or relating to, the terms of any of (A) the Property Senior Loan Documentation, (B) the Mezzanine Loan Documentation, or (C) the Note Receivable Documentation; or
(v)    any event that could reasonably be expected to have a Material Adverse Effect.
(o)    ERISA. Promptly, and in any event within 10 days after any Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate knows of the occurrence of any ERISA Event, the Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by such Credit Party or such Subsidiary of such Credit Party or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto.
(p)    Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of a Credit Party or any Subsidiary of a Credit Party obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following could reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened Environmental Claim against such Credit Party or any of its Subsidiaries or any Real Property owned or operated by such Credit Party or any of its Subsidiaries or which constitutes collateral security for any Mezzanine Loan Investment or Note Receivable Investment; (ii) any condition or occurrence on or arising from any Real Property owned or operated by such Credit Party or any of its Subsidiaries or which constitutes collateral security for any Mezzanine Loan Investment or Note Receivable Investment that (A) results in noncompliance by such Credit Party or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a Environmental Claim against such Credit Party or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries or which constitutes collateral security for any Mezzanine Loan Investment or Note Receivable Investment that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries or which constitutes collateral security for any Mezzanine Loan Investment or Note Receivable Investment as required by any Environmental Law or any governmental or other Global agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Credit Party's or such Subsidiary’s response thereto and the potential exposure in Dollars of the Credit Parties and their Subsidiaries with respect thereto.
(q)    SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that any Credit Party or any Subsidiary files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms). Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided to the Administrative Agent and each Lender.

(r)    Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the PAC REIT or the Borrower furnishes to its stockholders generally. Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided to the Administrative Agent and each Lender.
(s)    Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Credit Parties and/or any of their Subsidiaries that is submitted to such Credit Party or Subsidiary, as applicable, by its independent accountants in connection with any annual or interim audit made by them of the books of the PAC REIT or any of its Subsidiaries.
(t)    Information Relating to Collateral. At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the Borrower (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate, (ii) outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding fiscal year, and (iii) certifying that no Credit Party has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
(u)    Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all written notices received or sent by any Credit Party to or from the holders of any Material Indebtedness or any trustee with respect thereto.
(v)    Proposed Amendments, etc. to Certain Agreements. No later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Material Indebtedness Agreement, any of the Property Senior Loan Documentation, any of the Mezzanine Loan Documentation, any of the Note Receivable Documentation, or any other agreement or instrument subject to the restrictions contained in Section 7.12.
(w)    Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of any Credit Party is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect, or (ii) after any new Material Contract is entered into, written notice of the same. For the avoidance of doubt, no notice will be required in connection with the expiry of a Material Contract pursuant to its terms.
(x)    Violation of Anti-Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person that owns, directly or indirectly, any Equity Interests of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Anti-Terrorism Laws, such Credit Party will notify the Administrative Agent and (ii) upon the request of the Administrative Agent or any Lender (through the Administrative Agent), such Credit

Party will provide any information the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the USA Patriot Act.
(y)    Other Information. Promptly upon the reasonable request therefor (and in any events within 10 days of such request), such other information or documents (financial or otherwise) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.
(z)    Property Debt Yield. Promptly after the submission of a Notice of Borrowing under Section 4.02, an officer’s certificate that provides the calculation of the Property Debt Yield as of the date of Borrowing.
Section 6.02    Books, Records and Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of such Credit Party and/or its Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of such Credit Party or such Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Credit Party and/or such Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals (and prior to the occurrence of an Event of Default, at Administrative Agent and the Lenders’ cost) and to such reasonable extent as the Administrative Agent or any of the Lenders (through the Administrative Agent) may request.
Section 6.03    Insurance.
(g)    Each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Credit Parties and their Subsidiaries as of the Closing Date, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer of the Borrower.
(h)    Each Credit Party will at all times keep its respective property that is subject to the Lien of any Security Document insured in favor of the Administrative Agent, for the benefit of the Secured Creditors and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Credit Parties) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, and (iv) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent.

(i)    If any Credit Party shall fail to maintain any insurance in accordance with this Section 6.03, or if any Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent on demand for all costs and expenses of procuring such insurance.
Section 6.04    Payment of Taxes and Claims. Each Credit Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any of their respective Subsidiaries; provided, however, that no Credit Party nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a tax or claim that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206‑207), with respect to its employees subject thereto, and any comparable provisions of applicable law.
Section 6.05    Corporate Franchises. Each Credit Party will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority, qualification, franchises, licenses and permits; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.02.
Section 6.06    Good Repair. Each Credit Party will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.
Section 6.07    Compliance with Statutes, etc. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.
Section 6.08    Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:
(f)    Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings could not reasonably be expected to have a Material Adverse Effect.

(g)    Each Credit Party will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.
(h)    No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except to the extent that any noncompliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings could not reasonably be expected to have a Material Adverse Effect.
(i)    If required to do so under any applicable order of any Governmental Authority, each Credit Party will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Credit Parties or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings could not reasonably be expected to have a Material Adverse Effect.
Section 6.09    Certain Subsidiaries to Join in Guaranty. In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Subsidiary that is not already a party to the Guaranty, such Credit Party will, promptly, but in any event within 10 Business Days, cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (a) a Guaranty Supplement (as defined in the Guaranty), duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (b) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent shall reasonably request, in each case, in form and substance satisfactory to the Administrative Agent and (c) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10. Notwithstanding the foregoing, the provisions of this Section 6.09 and of Section 6.10 below shall not apply to any Subsidiary of the Borrower that is a Real Estate Subsidiary to the extent the Organizational Documents of such Real Estate Subsidiary or the Property Senior Loan Documents to which such Real Estate Subsidiary is (or within 30 days of its formation will become) a party expressly prohibit such guaranty or such grant of a lien on Real Property or personal property (it being understood that to the extent not so prohibited, such Real Estate Subsidiary is required by the terms hereof to comply with Section 6.10).
Section 6.10    Additional Security; Real Property Matters; Further Assurances.
(d)    Additional Security. Subject to subpart (b) below, if any Credit Party acquires, owns or holds an interest in any Real Property, or any personal property of a type included in the Collateral that is not at the time included in the Collateral, the Borrower will promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, and the Credit Party will, or will cause such Subsidiary to, within 10 Business Days, grant to the Administrative Agent for the benefit of the Secured Creditors a Lien on such Real Property or such personal property (which in the case of any Real Estate Subsidiary shall consist of the maximum available to be pledged, but not less than a pledge of 49% of the Equity Interests issued by it) pursuant to the terms of such security agreements, pledge agreements, assignments, Mortgages, Collateral Assignments of Loan Documents, Buy-Sell Agreements, or other documents as the Administrative Agent deems appropriate (collectively, the “Additional Security Documents”) or a joinder in any existing Security Document. Furthermore, the Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent such opinions of local counsel, organizational documents, good standing certificates, corporate resolutions, searches (including, without limitation, UCC, tax lien, litigation, judgment and bankruptcy searches), loan documents, a Perfection Certificate, all Collateral items required to be physically delivered to the Administrative Agent thereunder, and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance satisfactory to the Administrative Agent.
(e)    Real Property Matters.
(vi)     The Credit Parties shall deliver to the Administrative Agent with respect to each parcel of Real Property acquired by a Credit Party or any of its Subsidiaries after the Closing Date (but solely for Real Property on which the Credit Parties are required to grant a Mortgage in favor of the Administrative Agent for the benefit of the Lenders), within 30 days after the acquisition of such parcel of Real Property, all of the following:
(A)    an American Land Title Association (ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Administrative Agent (a “Title Company”), in an amount not less than the amount reasonably required therefor by the Administrative Agent (taking into account the estimated value of the property involved), insuring fee simple title to, or a valid leasehold interest in, such Real Property vested in the applicable Credit Party and assuring the Administrative Agent that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Real Property encumbered thereby, subject only to Permitted Liens, which Title Policy (1) shall include an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent, and (2) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;
(B)    a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date of execution of the applicable Mortgage and satisfactory in form and substance to the Administrative Agent;
(C)    copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such Real Property;
(D)    evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to whether (1) such Real Property is a Flood Hazard Property, and (2) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and if such Real Property is a Flood Hazard Property, evidence that the applicable Credit Party or Subsidiary has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;
(E)    a survey, in form and substance reasonably satisfactory to the Administrative Agent, of such Real Property, certified in a manner reasonably satisfactory to the Administrative Agent by a licensed professional surveyor reasonably satisfactory to the Administrative Agent;
(F)    a certificate of the Borrower identifying any Phase I, Phase II or other environmental report received in draft or final form by any Credit Party or any of its Subsidiaries during the five year period prior to the date of execution of the Mortgage relating to such Real Property and/or the operations conducted therefrom, or stating that no such draft or final form reports have been requested or received by any Credit Party or such Subsidiary (or its counsel), together with true and correct copies of all such environmental reports so listed (in draft form, if not finalized); and all such environmental reports shall be satisfactory in form and substance to the Administrative Agent;
(G)    an opinion of local counsel admitted to practice in the jurisdiction in which such Real Property is located, reasonably satisfactory in form and substance to the Administrative Agent, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage as the Administrative Agent may reasonably request; and
(H)    upon request of the Administrative Agent and the Lenders shall have received appraisals, satisfactory in form and substance to the Administrative Agent and each Lender, dated not more than 60 days prior to the date of execution of each Mortgage and addressed to the Administrative Agent and the Lenders or accompanied by a separate letter indicating that the Administrative Agent and the Lenders may rely thereon, from one or more nationally recognized appraisal firms, reasonably satisfactory to the Administrative Agent, covering (i) the Real Properties, and (ii) all other tangible property, plant and equipment owned by a Credit Party or any of its Subsidiaries, that is to be subjected to the Lien of the Security Agreement and is located at any plant or facility owned or leased by a Credit Party or any of its Subsidiaries in the United States of America, which appraisals shall set forth (A) the “fair market value” of such property (i.e., the amount at which such property would equitably exchange between a willing buyer and a willing seller, neither being under a compulsion and both having reasonable knowledge of all relevant facts on the premise that such property will continue in its present use as part of an ongoing business enterprise), (B) the “orderly disposal value” of such property (i.e., the amount that may be realized through a forced sale disposal of such property when a reasonable time to find a buyer is allowed), and (C) the “forced liquidation value” of such property (i.e., the amount that may be realized through an immediate forced sale disposal of such property), in each case as determined in accordance with sound appraisal standards.
(vii)    The Credit Parties shall deliver or cause to be delivered to the Administrative Agent with respect to each parcel of Real Property (i) acquired by a Real Estate Subsidiary after the Closing

Date if such Real Estate Subsidiary’s Organizational Documents or the Property Senior Loan Documents to which it is a party prohibit such Subsidiary from complying with Section 6.10(b)(i), or (ii) constituting collateral security for any Mezzanine Loan Investment or Note Receivable Investment after the Closing Date; in each case within fifteen (15) Business Days after the acquisition of such parcel of Real Property or the making of such Investment, all of the following:
(A)    A Title Policy issued by a Title Company insuring fee simple title to, or a valid leasehold interest in, such Real Property;
(B)    a title report issued by the Title Company with respect thereto;
(C)    copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such Real Property;
(D)    evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to whether (1) such Real Property is a Flood Hazard Property, and (2) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and if such Real Property is a Flood Hazard Property, evidence that flood insurance has been obtained in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;
(E)    a survey of such Real Property by a licensed professional surveyor;
(F)    any Phase I, Phase II or other environmental report received in draft or final form relating to such Real Property and/or the operations conducted therefrom;
(G)    appraisals of such Real Property;
(H)    such other documentation and diligence delivered by a Real Estate Subsidiary pursuant to any Property Senior Loan Documentation or delivered with respect to any Real Property in connection with any Mezzanine Loan Investment or Note Receivable Investment; and
(I)    the indemnity policies of insurance for loss based on failure of attachment, perfection or priority of Administrative Agent’s security interest in the Equity Interests in the Subsidiaries, issued in the form of an “Eagle 9” UCC insurance policy by a Title Company.
(f)    Taxes. The Credit Parties shall have paid or caused to be paid all costs and expenses payable in connection with all of the actions set forth in Section 6.10(b), including but not limited to (A) all mortgage, intangibles or similar taxes or fees, however characterized, payable in respect of this Agreement, the execution and delivery of the Notes, any of the Mortgages or any of the other Loan Documents or the recording of any of the same or any other documents related thereto; and (B) all expenses and premiums of the Title Company in connection with the issuance of such policy or policies of title insurance and to all costs and expenses required for the recording of the Mortgages or any other Loan Documents or any other related documents in the appropriate public records.
(g)    Further Assurances. The Credit Parties will, and will cause each of their respective Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require. If at any time the Administrative Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.
Section 6.11    Control Agreements. Upon the request of the Administrative Agent, the Credit Parties will enter into, and will maintain in effect, Control Agreements with respect to each Deposit Account maintained by the Credit Parties after the Closing Date. Each such Control Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.
Section 6.12    Material Contracts. Each Credit Party and each of its Subsidiaries will perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it, and no Credit Party will take any action that would cause any such Material Contract to not be in full force and effect, and cause each of its Subsidiaries to do so except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 6.13    Senior Debt. The Obligations shall, and the Credit Parties shall take all necessary action to ensure that the Obligations shall, at all times rank (a) at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior Secured Indebtedness of the Credit Parties and (b) prior in right of payment, to the extent set forth in the applicable subordination agreement, to the Subordinated Indebtedness.
Section 6.14    Subordination. Each Credit Party shall cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Administrative Agent and the Lenders in accordance with a subordination agreement or other arrangements in form and substance reasonably satisfactory to the Administrative Agent.
Section 6.15    Lender Meetings. The Credit Parties will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each fiscal year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.
Section 6.16    REIT Status. The PAC REIT shall maintain its status as, and election to be treated as, a REIT under the Code.
Section 6.17    Syndication. The Credit Parties will, upon the request of the Administrative Agent, anticipated to begin not later than the Bridge Loan Expiration Date, actively assist and cause their Subsidiaries to actively assist the Administrative Agent in achieving a syndication of the Revolving Facility.
Section 6.18    Post-Closing Obligations. Within sixty (60) days after the Closing Date, Borrower shall deliver to Administrative Agent the following in connection with the pledge of the Equity Interests of new Subsidiaries, each in form and content acceptable to Administrative Agent (collectively, the “Post Closing Covenants”):
(a)    executed originals of an amendment to the Security Agreement, which grants to Administrative Agent a 100% or 49%, as applicable, pledge in (i) New Market – Plano, (ii) PAC Naples,

(iii) PAC Sarasota, (iv) PAC Citypark, (v) Haven Waco, (vi) Haven Tampa, (vii) 360 Irvine, (viii) PAC Dawson and (ix) PAC Citilakes;
(b)    executed originals of a Reaffirmation of and Amendment to Sixth Amended and Restated Environmental and Hazardous Material Indemnity Agreement;
(c)    executed originals of a Buy-Sell Agreement for (i) New Market – Plano, (ii) PAC Naples, (iii) PAC Sarasota, (iv) PAC Citypark and (v) PAC Citilakes;
(d)    executed originals of a Collateral Assignment of Loan Documents for (i) Haven Waco, (ii) Haven Tampa, (iii) 360 Irvine, (iv) PAC Dawson; (v) Summit Crossing III, (vi) Oxford Overture and (vii) Haven Lubbock;
(e)    an opinion or opinions from Borrower’s counsel in favor of Administrative Agent, in form reasonably acceptable to Administrative Agent; and
(f)    any and all other documents, diligence and agreements which are (i) required to be executed under the loan documents in connection with the pledges and assignments in this Section 6.18, (ii) reasonably requested by Administrative Agent, or (iii) required by this Agreement or any other Loan Document.
ARTICLE VII.

NEGATIVE COVENANTS
Each of the Borrower and the PAC REIT hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full as follows:
Section 7.01    Changes in Business. No Credit Party nor any of its Subsidiaries will engage in any business other than the businesses engaged in by the Credit Parties and its Subsidiaries on the Closing Date and any other business reasonably related thereto.
Section 7.02    Consolidation, Merger, Acquisitions, Asset Sales, etc. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) without the prior written consent of the Administrative Agent in the exercise of its Permitted Discretion, sell or dispose of any of its Real Property, any Mezzanine Loan Investment or any Note Receivable Investment, or convert any Mezzanine Loan Investment or Note Receivable Investment to an ownership interest in the underlying Real Property, (v) sell or otherwise dispose of any of its other property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (vi) agree to do any of the foregoing at any future time, except that, if no Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:
(j)    the merger, consolidation or amalgamation of (i) any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; or (ii) any Subsidiary of the Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor;

(k)    any Asset Sale by (i) the Borrower to any other Credit Party, or (ii) any Subsidiary of the Borrower to any Credit Party;
(l)    any transaction permitted pursuant to Section 7.05; and
(m)    the Borrower or any Subsidiary may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied.
Section 7.03    Liens. No Credit Party will, nor will any Credit Party permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such Credit Party or such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:
(c)    any Standard Permitted Lien;
(d)    Liens in existence on the Closing Date that are listed in Schedule 7.03 hereto;
(e)    any first mortgage Lien granted pursuant to any Property Senior Loan Documentation by a Real Estate Subsidiary on Real Property owned by such Subsidiary; provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(f), and (B) the recourse thereunder is limited to such Real Property and such Lien does not apply to any other property or assets of the Credit Parties or any of their respective Subsidiaries.
(f)    Liens (other than those described in subpart (c) above) (i) that are placed upon fixed or capital assets acquired, constructed or improved by the Credit Parties or any of their respective Subsidiaries, provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Credit Parties or any of their respective Subsidiaries; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; or
(g)    any Lien granted to the Administrative Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement.
Section 7.04    Indebtedness. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Credit Parties or any of their respective Subsidiaries (including, for the avoidance of doubt, Real Estate Subsidiaries), except:
(f)    Indebtedness incurred under this Agreement and the other Loan Documents;
(g)    the Indebtedness set forth on Schedule 7.04 hereto;
(h)    (i) Indebtedness consisting of Capitalized Lease Obligations of the Credit Parties and their Subsidiaries, (ii) Indebtedness secured by a Lien referred to in Section 7.03(d), and (iii) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) shall not exceed $500,000 at any time;
(i)    any intercompany loans made by the PAC REIT, the Borrower or any Subsidiary of the Borrower to any Credit Party (other than the PAC REIT); provided that such intercompany loans shall constitute Subordinated Indebtedness;
(j)    Indebtedness constituting Guaranty Obligations permitted by Section 7.05;
(k)    Indebtedness incurred by any Real Estate Subsidiary under any Property Senior Loan Documentation; provided that at the time of the incurrence of any such Indebtedness (i) no Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) such Real Estate Subsidiary shall have complied with the applicable provisions of Section 6.09 and Section 6.10;
(l)    Indebtedness in respect of accrued but unpaid dividends in respect of Equity Interests; and
(m)    any Approved Bridge Loan provided by KeyBank National Association and approved by Administrative Agent.
Section 7.05    Investments and Guaranty Obligations. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:
(f)    Investments by the PAC REIT or any of its Subsidiaries in cash and Cash Equivalents;
(g)    any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;
(h)    the PAC REIT and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(i)    any Permitted Creditor Investment;
(j)    loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided the aggregate outstanding amount of all such loans and advances shall not exceed $100,000 at any time;
(k)    Investments existing as of the Closing Date and described on Schedule 7.05 hereto;
(l)    any Guaranty Obligations of the Credit Parties or any of their respective Subsidiaries in favor of the Administrative Agent and the Lenders;
(m)    Investments (i) of the PAC REIT or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of the PAC REIT or the Borrower in any Credit Party made after the Closing Date, or (iii) of any Credit Party in any other Credit Party (other than the PAC REIT) made after the Closing Date;
(n)    intercompany loans and advances permitted by Section 7.04(d);

(o)    the Acquisitions permitted by Section 7.02(d);
(p)    so long as the PAA Facility is not in effect, the Investment by Borrower in the Advisor in the nature of a $12,000,000 revolving line of credit from the Borrower to the Advisor evidenced by a Promissory Note, dated as of December 31, 2014, made by the Advisor payable to the order of the Borrower (the “PAA Revolving Line”), which may be increased by an additional $1,000,000 without prior written consent of Administrative Agent, provided that the Borrower provides prompt written notice to Administrative Agent of such increase, together with copies of all applicable documentation evidencing such increase; and provided further that after the occurrence and during the continuance of an Event of Default, the Borrower will cause all outstanding amounts thereunder to be paid in full and no further loans and advance will be permitted thereunder. For the avoidance of doubt, if the PAA Facility is in effect, the PAA Revolving Line shall not be a permitted Investment under this Section;
(q)    Mezzanine Loan Investments made by any Mezzanine Loan Subsidiary and Note Receivable Investments made by any Credit Party after the Closing Date; provided that (i) no unfunded capital commitment to make a Mezzanine Loan Investment or Note Receivable Investment shall permitted without the prior written consent of the Administrative Agent in the exercise of its Permitted Discretion, and (ii) at the time of making any Mezzanine Loan Investment or Note Receivable Investment (A) no Event of Default shall have occurred and be continuing, or would result therefrom, and (B) such Mezzanine Loan Subsidiary or Credit Party shall have complied with the applicable provisions of Section 6.09 and Section 6.10; and
(r)    a guaranty by the PAC REIT of the PAA Facility, provided, that (i) the PAA Facility shall only be guaranteed by the PAC REIT and not the Borrower or any other Guarantor, (ii) the covenants under the PAA Facility shall not be more restrictive than the covenants hereunder at all times, (iii) the collateral and rights and remedies under the PAA Facility do not include or govern, in any respect, the common equity, preferred equity or other forms of capital raised on behalf of the PAC REIT, and (iv) Administrative Agent shall have reviewed and approved all loan documentation in connection with the PAA Facility prior to the closing of the PAA Facility.
Section 7.06    Restricted Payments. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(g)    the PAC REIT or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);
(h)    any Subsidiary of the Borrower may declare and pay or make Capital Distributions to the Borrower or any Subsidiary Guarantor;
(i)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, (A) the PAC REIT may declare and make Cash Dividends to its stockholders, and (B) the Borrower may pay Cash Dividends to the PAC REIT and other holders of partnership interests in the Borrower in an aggregate amount not to exceed, with respect to any period of four consecutive fiscal quarters, the greater of (i) the amount required to be distributed for the PAC REIT to remain in compliance with Section 6.16, or (ii) 95% of the Adjusted Funds From Operations of the Consolidated Entities; provided however, that the PAC REIT may not increase or otherwise deviate in any material respect from its historical practices with respect to the making of Capital Distributions to its equityholders without first obtaining the prior written consent of the Administrative Agent and the Required Lenders determined in the exercise of their Permitted Discretion;

(j)    so long as no Event of Default shall have occurred and be continuing or would result therefrom and subject to the terms of the Management Subordination Agreement, the Borrower may pay, or make distributions to the PAC REIT to pay, management fees pursuant to the Management Agreement.
Notwithstanding the foregoing, but subject to the following sentence, if an Event of Default exists, the Borrower may only declare and make Cash Dividends to the PAC REIT and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the PAC REIT to distribute, and the PAC REIT may so distribute, an aggregate amount not to exceed the minimum amount necessary for the PAC REIT to remain in compliance with Section 6.16. If a Event of Default specified in Section 8.01(a) or 8.01(i) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to the terms hereof, the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary Guarantor.
Section 7.07    Financial Covenants.
(j)    Consolidated Net Worth. The Credit Parties will not permit the Consolidated Net Worth of the Consolidated Entities to at any time be less than the sum of (i) $275,000,000 plus (ii) 75% of the net proceeds of any equity offering (or any debt offering to the extent converted into equity) by any Credit Party or any of its Subsidiaries.
(k)    Leverage Ratio. The Credit Parties will not permit at any time the Total Leverage Ratio to be greater than 0.625 to 1.00. Notwithstanding the foregoing, for two consecutive quarters following a Material Acquisition, the Total Leverage Ratio shall be permitted to be greater than 0.625 to 1.00 but not greater than 0.65 to 1.00, provided that such increase in the permissible Total Leverage Ratio shall occur only once during the Term of the Credit Facility and the Credit Parties shall deliver written notice to Administrative Agent of their one-time designation of two consecutive quarters for such increase in the Total Leverage Ratio, concurrently with the certification of the Total Leverage Ratio as required pursuant to Section 6.01(c).
(l)    Debt Service Coverage Ratio. The Credit Parties will not permit at any time the Debt Coverage Ratio to be less than 1.50 to 1.00.
(m)    Minimum Property Debt Yield. The Credit Parties will not permit at any time (i) from the Closing Date through August 27, 2017, the Property Debt Yield to be 8.00% or less and (ii) from August 28, 2017 through the Revolving Credit Facility Termination Date, the Property Debt Yield to be 8.25% or less.
Section 7.08    Limitation on Certain Restrictive Agreements. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Credit Party or any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by any Credit Party or any Subsidiary, or pay any Indebtedness owed to any Credit Party or any Subsidiary, or to make loans or advances to any Credit Party or any Subsidiary, or transfer any of its property or assets to any Credit Party or any Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(d), (vi) customary restrictions affecting only a Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of a Credit Party permitted pursuant to Section 7.04, (vii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (viii) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.
Section 7.09    Transactions with Affiliates. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of such Credit Party’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Credit Parties comply with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the other provisions of this Agreement or in violation of any law, rule or regulation.
Section 7.10    Plan Terminations, Minimum Funding, etc. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, and will not permit any ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of the Credit Parties, their Subsidiaries or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of the PAC REIT’s Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Credit Parties, their Subsidiaries or ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan, or (iv) incur an obligation to contribute to, or become a contributing sponsor (as such term is defined in Section 4001 of ERISA) in, any Multi-Employer Plan or Multiple Employer Plan.
Section 7.11    PAC REIT Covenant. The PAC REIT shall not engage in any trade or business, other than the ownership of the Equity Interests in its Subsidiaries and activities relating thereto, the performance of its respective obligations under the Loan Documents to which it is a party, and the maintenance of its corporate existence and corporate governance.
Section 7.12    New Mezzanine Loan Documentation; Modification of Certain Agreements. No Credit Party will execute and deliver any Mezzanine Loan Documentation after the Closing Date without first obtaining the prior written approval of the Administrative Agent and the Required Lenders of the terms and conditions of such Mezzanine Loan Documentation. All Mezzanine Loan Documentation entered into after the Closing Date shall contain express exculpatory provisions providing that no member, manager or other equityholder of the Credit Party that is the mezzanine lender thereunder shall be liable in any respect for any failure to fund thereunder. Furthermore, other than in connection with the Registration Statement filed by the PAC REIT with the SEC on August 16, 2012 and the transactions related thereto, without the prior written consent of the Required Lenders determined in the exercise of their Permitted Discretion, no Credit Party will amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:
(a)    any of the terms of any preferred Equity Interests of the Credit Parties (other than any such amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of such preferred stock and that (i)  extends the scheduled redemption date or reduces the amount of any scheduled redemption payment or (ii)  reduces the rate or extend any date for payment of dividends thereon);
(b)    any Credit Party's Organizational Documents;
(c)    the Management Agreement; or
(d)    any of the Property Senior Loan Documentation (other than any amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of the Indebtedness evidenced thereby and that (i)  extends the maturity or reduces the amount of any repayment, prepayment or redemption of the principal of such Indebtedness, (ii)  reduces the rate or extends any date for payment of interest, premium (if any) or fees payable on such Indebtedness or (iii) makes the covenants, events of default or remedies in such documentation less restrictive on any applicable Real Estate Entity), any of the Note Receivable Documentation or any of the Mezzanine Loan Documentation.
Section 7.13    Bank Accounts. On or prior to the Closing Date, the Borrower shall establish, and shall thereafter maintain, its Deposit Accounts at KeyBank National Association. No Credit Party shall establish any new Deposit Accounts unless the Administrative Agent and the depository institution at which the account is to be opened enter into a Control Agreement pursuant to which such depository institution acknowledges the security interest of the Administrative Agent in such Deposit Account, agrees to comply with instructions originated by the Administrative Agent directing disposition of the funds in the Deposit Account without further consent from the Borrower or such Credit Party, and agrees to subordinate and limit any security interest the bank may have in the Deposit Account and waive all rights of set-off with respect thereto (other than for customary fees and expenses) on terms satisfactory to the Administrative Agent.
Section 7.14    Anti-Terrorism Laws. No Credit Party nor any of their respective Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or any other Credit Party.
Section 7.15    Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.
Section 7.16    Issuance of Disqualified Equity Interests. No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell any Disqualified Equity Interests.
ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01    Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):
(n)    Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or
(o)    Representations, etc.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) on the date as of which made, deemed made, or confirmed; or
(p)    Certain Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01, 6.05, 6.09, 6.10, 6.11, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16 or 6.17, or Article VII of this Agreement; or
(q)    Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or
(r)    Cross Default Under Other Agreements; Designated Hedge Agreements: any Credit Party or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness evidenced by the Property Senior Loan Documentation or any other Material Indebtedness (other than the Obligations), including, without limitation, the PAA Facility, and such default shall continue after the applicable grace period, if any, specified in the Property Senior Loan Documentation or in any agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness evidenced by the Property Senior Loan Documentation or any other Material Indebtedness, including, without limitation, the PAA Facility, or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness evidenced by the Property Senior Loan Documentation or of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness evidenced by the Property Senior Loan Documentation or such Material Indebtedness to become due prior to its stated maturity; or any such Indebtedness evidenced by the Property Senior Loan Documentation or such Material Indebtedness of any Credit Party or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or
(s)    Invalidity of Loan Documents: any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan

Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or the Administrative Agent fails to have; or
(t)    Invalidity of Liens: any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give the Administrative Agent, for the benefit of the Secured Creditors, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on any Collateral covered thereby; or
(u)    Judgments: (i) one or more judgments, orders or decrees (or any settlement of any claim that, if breached, could result in a judgment order or decree) shall be entered against any Credit Party and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $5,000,000 or more individually or in the aggregate for all such judgments, orders, decrees and settlements for the Credit Parties and their Subsidiaries in any calendar year, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or (ii) one or more judgments, orders, decrees or settlements shall be entered against any Credit Party and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $5,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or
(v)    Insolvency Event: any Insolvency Event shall occur with respect to any Credit Party or any of its Subsidiaries; or
(w)    ERISA: any ERISA Event shall have occurred and either (i) such event or events could reasonably be expected to have a Material Adverse Effect, (ii) there shall result from any such event or events the imposition of a Lien, or (iii) a liability of any Credit Party or any Subsidiary in excess of $5,000,000 or more individually or in the aggregate shall result; or
(x)    Change of Control: if there occurs a Change of Control; or
(y)    Cessation of Business: any cessation of a substantial part of the business of any Credit Party for a period that could reasonably be expected to have a Material Adverse Effect; or
(z)    Environmental: the PAC REIT and its Subsidiaries shall have any Environmental Liabilities and Costs (other than Environmental Liabilities and Costs covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively disclaimed coverage), the payment of which is reasonably probable and which could reasonably be expected to have a Material Adverse Effect (after taking into consideration available claims or rights of recovery that the PAC REIT and its Subsidiaries may have against any third-party, to the extent reasonably expected to be realized); or
(aa)    Subordinated Affiliate Obligations: any Affiliate of any Credit Party holding obligations of any Credit Party that are subordinated to the Obligations shall fail to perform or comply with any of the subordination provisions of any subordination agreement or other subordination document evidencing or governing such obligations; or
(bb)    Subordinated Indebtedness: (i) any holder of Subordinated Indebtedness that is an Affiliate of any Credit Party shall fail to perform or comply with any of the subordination provisions of the documentation evidencing or governing such Subordinated Indebtedness, or (ii) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or
(cc)    REIT Status: The PAC REIT fails to maintain its status as a REIT; or
(q)    Equity Raise. Except to the extent the execution and delivery of this Agreement results in a delay necessitated in order to comply with SEC requirements, there shall occur for a period of ten (10) or more Business Days any cessation, suspension or interruption of the sale to the public of Equity Interests in the PAC REIT.
Section 8.02    Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:
(h)    declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;
(i)    declare the principal of and any accrued interest in respect of all Loans and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; or
(j)    exercise any other right or remedy available under any of the Loan Documents or applicable law;
provided that, if an Event of Default specified in Section 8.01(i) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.
The Borrower agrees that upon the occurrence of an Event of Default, upon request by the Administrative Agent, it will cooperate with the Administrative Agent and the Lenders to cause the Real Properties owned by the respective Real Estate Subsidiaries to be refinanced and to use the Net Cash Proceeds of such Indebtedness to prepay the Loans in accordance with Section 2.11(c)(iii) and the Total Revolving Commitment shall be permanently reduced on the date of any such prepayment by an amount equal to such prepayment.
Section 8.03    Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i)    first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;
(ii)    second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender, ratably among them in proportion to the aggregate of all such amounts;
(iii)    third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the aggregate of all such amounts;
(iv)    fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the aggregate of all such amounts, and (B) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;
(v)    fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and
(vi)    finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.
ARTICLE IX.

THE ADMINISTRATIVE AGENT
Section 9.01    Appointment.
(k)    Each Lender hereby irrevocably designates and appoints KeyBank National Association to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes KeyBank National Association as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(l)    Each Lender hereby further irrevocably authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Security Agreement, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, or (ii) release any Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented.
(m)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.
Section 9.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
Section 9.03    Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.
Section 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the PAC REIT or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 9.06    Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.
Section 9.07    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.
Section 9.08    USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.
Section 9.09    Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.
Section 9.10    The Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
Section 9.11    Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 9.12    Other Agents. Any Lender identified herein as a co-agent, syndication agent, documentation agent or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13    Collateral Matters. The Administrative Agent may from time to time make such disbursements and advances (“Agent Advances”) that the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower or the other Credit Parties pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.01. The Agent Advances shall constitute Obligations hereunder, shall be repayable on demand, shall be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Base Rate Loans. The Administrative Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 9.09, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's pro rata share of each such Agent Advance. If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.
Section 9.14    Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent's instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent's Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Credit Party. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 9.15    Proof of Claim. The Lenders and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(g)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(h)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.15 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.
Section 9.16    Posting of Approved Electronic Communications.
(a)    Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
(b)    Platform. Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).
(c)    No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN

NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.
(e)    No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 9.17    Credit Bidding. Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.
ARTICLE X.

GUARANTY
Section 10.01    Guaranty by the Borrower. The Borrower hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Subsidiary of the Borrower under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in all cases whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from any Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.
Section 10.02    Additional Undertaking. As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.
Section 10.03    Guaranty Unconditional. The obligations of the Borrower under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:
(k)    any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;
(l)    any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation;
(m)    any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;
(n)    any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;
(o)    the existence of any claim, set-off or other rights that the Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;
(p)    any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or
(q)    any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this Article, constitute a legal or equitable discharge of the Borrower’s obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.
Section 10.04    Borrower Obligations to Remain in Effect; Restoration. The Borrower’s obligations under this Article X shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
Section 10.05    Waiver of Acceptance, etc. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.
Section 10.06    Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section 10.06 to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.
Section 10.07    Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Article forthwith on demand by the Administrative Agent.
ARTICLE XI.

MISCELLANEOUS
Section 11.01    Payment of Expenses etc. Each Credit Party agrees to pay (or reimburse the Administrative Agent, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents; (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation,  the reasonable fees and disbursements of any individual counsel to the Administrative Agent and any Lender; (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes; (v) all the actual costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Creditors, including filing and recording fees, expenses and amounts owed pursuant to Article III, search fees, title insurance premiums and fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (vi) all the actual costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external; and (vii) all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral.
Section 11.02    Indemnification. Each Credit Party agrees to indemnify the Administrative Agent, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it that is not in any way related to the entering into and/or performance of any Loan Document, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Credit Parties or any of their respective Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Credit Parties or any of their respective Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against any Credit Party or any of their respective Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses of any Indemnitee to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.
Section 11.03    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches, agencies and Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.
Section 11.04    Equalization.
(a)    Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans or Fees (other than Fees that are intended to be paid solely to the Administrative Agent and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount. The provisions of this Section 11.04(a) shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
(b)    Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.
(c)    Consent of Borrower. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 11.05    Notices.
(h)    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(vii)    if to the Borrower, to it at 3284 Northside Parkway NW, Suite 150, Atlanta, GA 30327, Attention: Leonard A. Silverstein (Facsimile No. (770) 818-4105);

(viii)    if to any other Credit Party, to it at 3284 Northside Parkway NW, Suite 150, Atlanta, GA 30327, Attention: Leonard A. Silverstein (Facsimile No. (770) 818-4105);
(ix)    if to the Administrative Agent, to it at the Notice Office; and
(x)    if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.04 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;
(i)    Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).
(j)    Electronic Communications. Notices and other communications to the Administrative Agent or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.
(k)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).
Section 11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.
(b)    Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person, provided that in the case of any such participation,
(i)    the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),
(ii)    such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,
(iii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iv)    such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and
(v)    the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided, further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent (A) such participant is an Affiliate or an Approved Fund of the Lender granting the participations or (B) such amendment or waiver would (x) extend the final scheduled maturity of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and, provided still further that each participant shall be entitled to the benefits of Section 3.03 with respect to its participation as if it was a Lender, except that a participant shall (i) only deliver the forms described in Section 3.03(g) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Section 3.03(g) than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a Change in Law, after the participant became a participant hereunder.
In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)    Assignments by Lenders.
(i)    Any Lender may assign all, or if less than all, a fixed portion, of its Loans and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that
(A)    except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000;
(B)    in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;
(C)    upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and
(D)    unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.
(ii)    To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(iii)    At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder and that is not a U.S. Person for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.03(g).
(iv)    With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the Borrower) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c). The Lender Register shall be available for the inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(v)    Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.
(vi)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Revolving Facility Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Notwithstanding anything contained herein, no Lender may assign, sell, negotiate or otherwise transfer (a “Sale”) its Loans and/or Commitments to Advisor, PAC REIT, any other Credit Party or any Affiliate of any of the foregoing.

(d)    No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.
(e)    Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Section 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.
(f)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.07, 2.11, 3.01, 3.03, 11.01, 11.02 and 11.03, shall be considered a Lender. The Borrower shall not be required to pay any amount under Sections 2.07, 2,11, 3.01, 3.03, 11.01, 11.02 and 11.03 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC.
Section 11.07    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.
Section 11.08    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.
(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING

BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
(c)    EACH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH CREDIT PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
(d)    THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS.
Section 11.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 11.10    Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.
Section 11.11    Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 11.12    Amendment or Waiver; Acceleration by Required Lenders.
(a)    Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that
(xi)    no change, waiver or other modification shall:
(A)    (1) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender or (2) increase the Total Credit Facility Amount without the consent of all the Lenders;
(B)    extend or postpone the Revolving Facility Termination Date or the maturity date provided for herein that is applicable to any Loan of any Lender, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;
(C)    reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender; or
(D)    reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and
(xii)    no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,
(A)    release the Borrower from any of its obligations hereunder;
(B)    release the Borrower from its guaranty obligations under Article X or release any Credit Party from the Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;

(C)    release all or any substantial portion of the Collateral, except in connection with a transaction permitted under this Agreement;
(D)    amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;
(E)    reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;
(F)    consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; or
(G)    amend, modify or waive any provision of Section 2.05(b), Section 2.12(b) or Section 2.12(e).
Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.
(b)    No provision of Article IX may be amended without the consent of the Administrative Agent.
(c)    To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be released from the Security Agreement and such Subsidiary shall be released from the Guaranty; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.
(d)    In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders.  Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(d) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(e)    Notwithstanding anything to the contrary contained in this Section 11.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries of the Borrower in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
(f)    If, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 and any amounts accrued and owing to such Lender under Section 3.01(a)(i), Section 3.01(c), or Section 3.03), and (C) such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender did not consent. Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 11.12(e), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 11.13    Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.
Section 11.14    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.04) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15    Confidentiality.
(a)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c)(v) or Section 11.06(f), (9) with the consent of the Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.15.
(b)    As used in this Section, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, however, that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.
(c)    Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.
Section 11.16    General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent or any other Person against the Administrative Agent, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender and the Administrative Agent hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.
Section 11.17    No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the

Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.
Section 11.18    Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the PAC REIT and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the Lenders have no fiduciary or other special relationship with the PAC REIT and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.
Section 11.19    Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the PAC REIT or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.
Section 11.20    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 11.21    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.
Section 11.22    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum

Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.
Section 11.23    USA Patriot Act. Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
Section 11.24    Advertising and Publicity. No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of the Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process..
Section 11.25    Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with the terms hereof or (ii) under the circumstances described in the next succeeding sentence. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Designated Hedge Agreements and contingent indemnity obligations) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent a written release of all claims against the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent, the Administrative Agent will, at the Borrower's sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable to release, as of record, the Administrative Agent's Liens and all notices of security interests and liens previously filed by the Administrative Agent with respect to the Obligations.
Section 11.26    Payments Set Aside. To the extent that any Secured Creditor receives a payment from or on behalf of the Borrower or any other Credit Party, from the proceeds of any Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
Section 11.27    Buy-Sell Agreements and Collateral Assignments.
(a)    Buy-Sell Agreements.     In connection with that certain Credit Agreement, dated August 31, 2012, as amended by certain modification agreements, and the Original Credit Agreement, the Borrower delivered the following Buy-Sell Agreements: (i) that certain Buy-Sell Agreement, dated as of August 31, 2012, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Stone Rise to Administrative Agent, (ii) that certain Buy-Sell Agreement, dated as of August 31, 2012, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Summit Crossing to Administrative Agent, (iii) that certain Buy-Sell Agreement, dated as of April 4, 2013, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in McNeil Ranch to Administrative Agent, (iv) that certain Buy-Sell Agreement, dated as of April 4, 2013, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Lake Cameron to Administrative Agent, (v) that certain Buy-Sell Agreement, dated as of April 4, 2013, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Ashford Park to Administrative Agent, (vi) that certain Amended and Restated Buy-Sell Agreement, dated as of December 5, 2013, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Trail Creek to Administrative Agent, (vii) that certain Buy-Sell Agreement, dated as of July 1, 2014, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Summit II to Administrative Agent, (viii) that certain Buy-Sell Agreement, dated as of September 19, 2014, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Parkway Town Centre to Administrative Agent, (ix) that certain Buy-Sell Agreement, dated as of September 19, 2014, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Spring Hill Plaza to Administrative Agent, (x) that certain Buy-Sell Agreement, dated as of September 19, 2014, between the Borrower and the Administrative Agent, relating to the pledge of 49% of the Borrower’s ownership interests in Parkway Woodstock Crossing to Administrative Agent, (xi) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Sunbelt Retail, LLC, a Maryland limited liability company (”Sunbelt”) and the Administrative Agent, relating to the pledge of 49% of Sunbelt’s ownership interests in Deltona Landing to Administrative Agent, (xii) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Sunbelt and the Administrative Agent, relating to the pledge of 49% of Sunbelt’s ownership interests in Powder Springs-Macland to Administrative Agent, (xiii) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Sunbelt and the Administrative Agent, relating to the pledge of 49% of Sunbelt’s ownership interests in NMP Kingwood Glen to Administrative Agent, (xiv) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Sunbelt and the Administrative Agent, relating to the pledge of 49% of Sunbelt’s ownership interests in Barclay Crossing to Administrative Agent, (xv) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Sunbelt and the Administrative Agent, relating to the pledge of 49% of Sunbelt’s ownership interests in Sweetgrass Corner to Administrative Agent, (xvi) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Sunbelt and the Administrative Agent, relating to the pledge of 49% of Sunbelt’s ownership interests in Parkway Centre to Administrative Agent, (xvii) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Borrower and the Administrative Agent, relating to the pledge of 49% of Borrower’s ownership interests in Stoneridge Farms to Administrative Agent, (xviii) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Borrower and the Administrative Agent, relating to the pledge of 49% of Borrower’s ownership interests in PAC Vineyards to Administrative Agent, (xix) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Borrower and the Administrative Agent, relating to the pledge of 49% of Borrower’s ownership interests in PAC Enclave to Administrative Agent, and (xx) that certain Buy-Sell Agreement, dated as of February 12, 2015, between Borrower and the Administrative Agent, relating to the pledge of 49% of Borrower’s ownership interests in Sandstone Creek to Administrative Agent (collectively, the “Existing Buy-Sell Agreements”). The Administrative Agent and the Lenders hereby agree that Borrower shall not be required to amend and restate the Existing Buy-Sell Agreements in connection with this Agreement and that the Existing Buy-Sell Agreements shall continue in full force and effect. The Existing Buy-Sell Agreements are hereby amended so that (i) any reference therein to the “Credit Agreement” shall mean to this Agreement, and (ii) all references to the “Security Agreement” in the Existing Buy-Sell Agreements shall refer to the Security Agreement as such term is defined herein.

(b)    Collateral Assignments. In connection with that certain Credit Agreement, dated August 31, 2012, as amended by certain modification agreements, and the Original Credit Agreement, the Borrower delivered the following Collateral Assignments of Loan Documents: (i) that certain Collateral Assignment of Loan Documents, dated as of August 31, 2012, between Iris Crosstown Mezzanine Lending, LLC and the Administrative Agent, (ii) that certain Collateral Assignment of Loan Documents, dated as of August 31, 2012, between City Vista Mezzanine Lending, LLC and the Administrative Agent, (iii) that certain Collateral Assignment of Loan Documents, dated as of August 31, 2012, between City Park Mezzanine Lending, LLC and the Administrative Agent, (iv) that certain Collateral Assignment of Loan Documents, dated as of April 4, 2013, between Charles Hight Square Mezzanine Lending, LLC and the Administrative Agent, (v) that certain Collateral Assignment of Loan Documents, dated as of December 5, 2013, between Aster Lely Mezzanine Lending, LLC and the Administrative Agent, (vi) that certain Collateral Assignment of Loan Documents, dated as of December 5, 2013, between Newport Overton Mezzanine Lending, LLC and the Administrative Agent, (vii) that certain Collateral Assignment of Loan Documents, dated as of December 5, 2013, between Haven West Mezzanine Lending, LLC and the Administrative Agent, (viii) that certain Collateral Assignment of Loan Documents, dated as of December 5, 2013, between Starkville Mezzanine Lending, LLC and the Administrative Agent, (xix) that certain Collateral Assignment of Loan Documents, dated as of September 19, 2014, between Irvine Mezzanine Lending, LLC and the Administrative Agent, (x) that certain Collateral Assignment of Loan Documents, dated as of September 19, 2014, between Summit Crossing III Mezzanine Lending, LLC and the Administrative Agent, (xi) that certain Collateral Assignment of Loan Documents, dated as of February 12, 2015, between Iris Crosstown Mezzanine Lending II, LLC and the Administrative Agent, (xii) that certain Collateral Assignment of Loan Documents, dated as of February 12, 2015, between Lubbock Mezzanine Lending, LLC and the Administrative Agent, and (xiii) that certain Collateral Assignment of Loan Documents, dated as of February 12, 2015, between Newport Kennesaw Mezzanine Lending, LLC and the Administrative Agent (collectively, the “Existing Collateral Assignments”). The Administrative Agent and the Lenders hereby agree that Borrower shall not be required to amend and restate the Existing Collateral Assignments in connection with this Agreement and that the Existing Collateral Assignments shall continue in full force and effect. The Existing Collateral Assignments are hereby amended so any reference therein to the “Credit Agreement” shall mean to this Agreement.
Section 11.28    Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Original Credit Agreement in its entirety effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation, release, impairment or discharge of the Original Revolving Commitment or any of the other obligations existing under the Original Credit Agreement. On the Closing Date, the Original Revolving Commitment and all other obligations of Borrower outstanding as of such date under the Original Credit Agreement, as amended, shall be deemed to be the Revolving Commitment and obligations outstanding under this Agreement, without any further action by any Person.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P., as the Borrower
By: Preferred Apartment Advisors, LLC, its agent

By: ___ /s/ Jeffrey R. Sprain______________
Name: Jeffrey R. Sprain
Title: Senior Vice President, General Counsel & Secretary

PREFERRED APARTMENT COMMUNITIES, INC., as a Credit Party
By: Preferred Apartment Advisors, LLC, its agent

By: ___ /s/ Jeffrey R. Sprain______________
Name: Jeffrey R. Sprain
Title: Senior Vice President, General Counsel & Secretary

KEYBANK NATIONAL ASSOCIATION, as the sole initial Lender and as the Administrative Agent By: ___ /s/ Kevin P. Murray ______________ Name: Kevin P. Murray Title: Senior Vice President

Schedule 1

Lenders and Commitments

Lender	Revolving Commitment	Revolving Facility Percentage as of the Closing Date
KeyBank National Association	$70,000,000	100%
Total:	$70,000,000	100%

Schedule 2

Subsidiary Guarantors as of the Closing Date
Iris Crosstown Mezzanine Lending, LLC
City Vista Mezzanine Lending, LLC
Newport Overton Mezzanine Lending, LLC
Haven West Mezzanine Lending, LLC
Starkville Mezzanine Lending, LLC
Irvine Mezzanine Lending, LLC
Summit Crossing III Mezzanine Lending, LLC
Oxford Overture Lending, LLC
Haven Lubbock Lending, LLC
Newport Kennesaw Mezzanine Lending, LLC
New Market Properties, LLC
Sunbelt Retail, LLC

SCHEDULES TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of August 28, 2015
among
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.,
as Borrower,
PREFERRED APARTMENT COMMUNITIES, INC.,
as a Credit Party,

THE LENDING INSTITUTIONS NAMED HEREIN,
as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,
as the Administrative Agent
$70,000,000 Senior Secured Revolving Credit Facility

2

Schedule 5.05
Litigation
Preferred Apartment Communities, Inc. ("PAC") was named a defendant in Fulton County GA – Civil Case No. 2015 CV 260541,Tin Star Development LLC et al. v. 360-Irvine, LLC et al (“Tin Star Litigation”). On June 30, 2015, PAC filed a motion to dismiss and an answer. PAC believes the Tin Star Litigation is not material to PAC.
Other than the above, no litigation other than in the ordinary course of business related to multifamily properties and/or retail shopping centers.

3

Schedule 5.11
Real Property
Stone Rise Apartments, LLC owns that certain 216-unit multifamily apartment community located in suburban Philadelphia, Pennsylvania.
PAC Summit Crossing, LLC owns that certain 345-unit multifamily apartment community located in suburban Atlanta, Georgia.
Trail Creek Apartments, LLC owns that certain 300-unit multifamily townhome community located in Hampton, Virginia
Ashford Park, LLC owns that certain 408-unit multifamily community located in Atlanta, Georgia
WAM McNeil Ranch, LLC owns that certain 192-unit multifamily community located in Austin, Texas
Lake Cameron, LLC owns that certain 328-unit multifamily community located in Raleigh, Georgia
PAC Summit Crossing II, LLC owns that certain 140-unit multifamily apartment community located in suburban Atlanta, Georgia
Woodstock Crossing Center, LLC owns that certain 66,122 square foot retail property located in Woodstock, Georgia
Spring Hill Plaza, LLC owns that certain 61,750 square foot retail property located in Spring Hill, Tennessee
Parkway Town Centre, LLC owns that certain 65,587 square foot retail property located in Smyrna, Tennessee
Salem Cove, LLC owns that certain 62,356 square foot retail property located in Murfreesboro, Tennessee
Deltona Landing, LLC owns that certain 59,966 square foot retail property located in Orlando, Florida
Powder Springs-Macland Retail, LLC owns that certain 77,853 square foot retail property located in Powder Springs, Georgia
NMP Kingwood Glen, LLC owns that certain 103,397 square foot retail property located in Houston, Texas

4

Barclay Crossing, LLC owns that certain 54,958 square foot retail property located in Tampa, Florida
Sweetgrass Corner, LLC owns that certain 89,124 square foot retail property located in Charleston, South Carolina
Parkway Centre, LLC owns that certain 53,088 square foot retail property located in Columbus, Georgia
PAC Enclave at Vista Ridge, LLC owns that certain 300-unit multifamily community located in Dallas, Texas
Sandstone Creek, LLC owns that certain 364-unit multifamily community located in Kansas City, Kansas
Stoneridge Farms Hunt Club, LLC owns that certain 364-unit multifamily community located in Nashville, Tennessee
PAC Vineyards, LLC owns that certain 369-unit multifamily community located in Houston, Texas
PAC Northpointe, LLC owns that certain 280-unit multifamily community located in Houston, Texas
PAC Cypress, LLC owns that certain 240-unit multifamily community located in Houston, Texas
PAC Sarasota, LLC owns that certain 237-unit multifamily community located in Sarasota, Florida
PAC Naples, LLC owns that certain 308-unit multifamily community located in Naples, Florida
PAC Citypark View, LLC owns that certain 284-unit multifamily community located in Charlotte, North Carolina
New Market – Plano, LLC owns that certain 140,218 square foot retail property located in Plano, Texas
PAC Creekside, LLC owns that certain 395-unit multifamily community located in San Antonio, Texas

5

Schedule 5.15
Intellectual Property
Intellectual Property Assignment and License Agreement between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc. dated as of March 14, 2012
Trademark License Agreement between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc. dated as of March 14, 2012

6

Schedule 5.17
Insurance

Insured	Carrier	Type	Policy #
Preferred Apartment Communities, Inc.	Liberty Insurance Underwriters, Inc.	Directors and Officers Liability Insurance	DOATAACH8A005
Trail Creek Phase I Trail Creek Phase II PAC Naples, LLC Avenues at Cypress Avenues at Northpointe PAC Creekside, LLC
Certain Underwriters at Lloyds

Indian Harbor Insurance Company

QBE Specialty Insurance Company

General Security Indemnity Company of Arizona

United Specialty Insurance Company

Lexington Insurance Company

Princeton Excess and Surplus Lines Insurance Co.

International Insurance Company of Hannover
		Property - CAT	AMR41206 AMP752007702 MSP1252604 10T029659O332314 USI1332300 LEX08429807500 HAN1330300 UTS253466114
Trail Creek Phase I Trail Creek Phase II PAC Naples, LLC Avenues at Cypress Avenues at Northpointe PAC Creekside, LLC	Certain Underwriters at Lloyds, London	Terrorism	UTS2534661.14
Ashford Park
Enclave at Vista Ridge
Lake Cameron
McNeil House
Stone Rise
Summit Crossing
Sandstone Creek Apartments
Stoneridge Farms at the Hunt Club
Summit Crossing Phase II
Vineyards
Mansions at Creekside
	Alterra Excess & Surplus Lines Insurance Co. Lloyds of London Arch Specialty Insurance Company Steadfast Insurance Company RSUI Indemnity Company	Property - Non-CAT Note, Terrorism is built into the Non-CAT Policy	MKLS11XP000905 K14LS01710 ESP7301793-00 XPP0083658-00 NHT390254

7

Insured	Carrier	Type	Policy #
Trail Creek Phase I
Trail Creek Phase II
PAC Naples, LLC
Avenues at Cypresswood
Avenues at Northpointe
PAC Creekside, LLC
Ashford Park
Enclave at Vista Ridge
Lake Cameron
McNeil House
Stone Rise
Summit Crossing
Sandstone Creek Apartments
Stoneridge Farms at the Hunt Club
Summit Crossing Phase II
Vineyards
Mansions at Creekside
	Continental Casualty Company	Equipment Breakdown	UTS2534661.14
Trail Creek Phase I Trail Creek Phase II PAC Naples, LLC Avenues @ Cypresswood Avenues @ Northpointe PAC Creekside, LLC Ashford Park Enclave at Vista Ridge Lake Cameron McNeil House Stone Rise Summit Crossing Sandstone Creek Apartments Stoneridge Farms at the Hunt Club Summit Crossing Phase II Vineyards Mansions at Creekside	Starr Indemnity & Liability Company Crum & Forster	Umbrella	1000010822 5227949079
New Market Properties, LLC(*)	Landmark American Ins Co	Wind Buy Back	LHD389343
New Market Properties, LLC(*)	Liberty Mutual Fire Ins Co	Business Automobile	ASC-Z91-463010
New Market Properties, LLC(*)	Liberty Mutual Fire Ins Co	Commercial Property	YU2-Z91-463010-044
New Market Properties, LLC(*)	Liberty Mutual Fire Ins Co	General Liability	TB2-Z91-463010-024
New Market Properties, LLC(*)	Liberty Mutual Fire Ins Co	Umbrella	TH7-Z91-463010-034

(*) New Market Properties, LLC is the first named insured on these policies. These policies have each entity that is a wholly owned (direct or indirect) subsidiary of New Market Properties, LLC as an additional named insured.

8

Schedule 5.22
Capitalization
PAC REIT:

Security	Shares Issued	Shares Authorized
Common Stock	22,323,104	400,066,666
Series A Redeemable Preferred Stock	346,118	1,050,000

Warrants to purchase Common Stock issued in the Unit Offerings:

CUSIP #	Issue Date	Initial Exercise Date	Maturity Date	Per Share Exercise Price	Warrants Issued**	Maximum Shares to be Issued
74039L 111	3/30/2012	3/30/2013	3/30/2016	$9.59	2,155	43,100
74039L 129	4/30/2012	4/30/2013	4/30/2016	$9.68	2,830	56,600
74039L 137	5/31/2012	5/31/2013	5/31/2016	$9.08	3,456	69,120
74039L 145	6/28/2012	6/28/2013	6/28/2016	$9.00	1,577	31,540
74039L 152	7/17/2012	7/17/2013	7/17/2016	$9.00	256	5,120
74039L 160	7/31/2012	7/31/2013	7/31/2016	$9.00	408	8,160
74039L 178	8/16/2012	8/16/2013	8/16/2016	$9.54	145	2,900
74039L 186	8/30/2012	8/30/2013	8/30/2016	$9.78	664	13,280
74039L 194	9/14/2012	9/14/2013	9/14/2016	$9.90	137	2,740
74039L 210	9/28/2012	9/28/2013	9/28/2016	$10.08	550	11,000
74039L 236	10/17/2012	10/17/2013	10/17/2016	$10.10	418	8,360
74039L 228	10/31/2012	10/31/2013	10/31/2016	$10.06	506	10,120
74039L 244	11/15/2012	11/15/2013	11/15/2016	$9.92	1,082	21,640
74039L 251	11/30/2012	11/30/2013	11/30/2016	$9.72	1,172	23,440
74039L 269	12/14/2012	12/14/2013	12/14/2016	$9.36	2,549	50,980
74039L 277	12/28/2012	12/28/2013	12/28/2016	$9.43	1,857	37,140
74039L 285	1/10/2013	1/10/2014	1/10/2017	$9.56	1,098	21,960
74039L 293	1/31/2013	1/31/2014	1/31/2017	$9.85	2,264	45,280
74039L 319	2/15/2013	2/15/2014	2/15/2017	$10.33	1,563	31,260
74039L 327	2/28/2013	2/28/2014	2/28/2017	$10.58	1,098	21,960
74039L 335	3/15/2013	3/15/2014	3/15/2017	$11.04	1,329	26,580
74039L 343	3/28/2013	3/28/2014	3/28/2017	$11.50	14,408	288,160
74039L 350	4/16/2013	4/16/2014	4/16/2017	$11.64	2,568	51,360
74039L 368	4/30/2013	4/30/2014	4/30/2017	$11.30	4,038	80,760
74039L 376	5/16/2013	5/16/2014	5/16/2017	$11.06	2,896	57,920
74039L 384	5/31/2013	5/31/2014	5/31/2017	$10.99	2,755	55,100
74039L 392	6/14/2013	6/14/2014	6/14/2017	$10.33	1,820	36,400
74039L 418	6/28/2013	6/28/2014	6/28/2017	$10.03	3,552	71,040
74039L 426	7/16/2013	7/16/2014	7/16/2017	$10.22	1,941	38,820

9

74039L 434	7/31/2013	7/31/2014	7/31/2017	$10.28	2,297	45,940
74039L 442	8/16/2013	8/16/2014	8/16/2017	$10.32	2,514	50,280
74039L 459	8/30/2013	8/30/2014	8/30/2017	$10.16	2,365	47,300
74039L 483	9/17/2013	9/17/2014	9/17/2017	$10.07	1,849	36,980
74039L 467	9/30/2013	9/30/2014	9/30/2017	$9.84	1,913	38,260
74039L 475	10/15/2013	10/15/2014	10/15/2017	$9.77	2,457	49,140
74039L 491	10/31/2013	10/31/2014	10/31/2017	$9.86	3,881	77,620
74039L 517	11/15/2013	11/15/2014	11/15/2017	$9.54	3,879	77,580
74039C 111	11/27/2013	11/27/2014	11/27/2017	$9.48	1,860	37,200
74039C 129	12/17/2013	12/17/2014	12/17/2017	$9.42	2,952	59,040
74039C 137	12/31/2013	12/31/2014	12/31/2017	$9.58	2,349	46,980
74039C 145	1/15/2014	1/15/2015	1/15/2018	$9.72	1,009	20,180
74039C 152	1/31/2014	1/31/2015	1/31/2018	$9.64	2,683	53,660
74039C 160	2/14/2014	2/14/2015	2/14/2018	$9.66	2,563	51,260
74039C 178	2/28/2014	2/28/2015	2/28/2018	$9.74	2,632	52,640
74039C 186	3/14/2014	3/14/2015	3/14/2018	$9.86	1,855	37,100
74039C 194	3/31/2014	3/31/2015	3/31/2018	$9.82	1,431	28,620
74039C 210	4/15/2014	4/15/2015	4/15/2018	$9.72	1,973	39,460
74039C 228	4/30/2014	4/30/2015	4/30/2018	$9.71	2,246	44,920
74039C 236	5/15/2014	5/15/2015	5/15/2018	$9.76	2,119	42,380
74039C 244	5/30/2014	5/30/2015	5/30/2018	$9.92	2,116	42,320
74039C 251	6/16/2014	6/16/2015	6/16/2018	$10.46	2,738	54,760
74039C 269	6/30/2014	6/30/2015	6/30/2018	$10.79	2,618	52,360
74039C 277	7/15/2014	7/15/2015	7/15/2018	$10.78	3,206	64,120
74039C 285	7/31/2014	7/31/2015	7/31/2018	$10.79	5,014	100,280
74039C 293	8/15/2014	8/15/2015	8/15/2018	$10.66	5,085	101,700
74039C 319	8/29/2014	8/29/2015	8/29/2018	$10.55	6,842	136,840
74039C 327	9/15/2014	9/15/2015	9/15/2018	$10.49	4,668	93,360
74039C 335	9/30/2014	9/30/2015	9/30/2018	$10.36	6,368	127,360
74039C 343	10/16/2014	10/16/2015	10/16/2018	$10.21	5,496	109,920
74039E 117	10/31/2014	10/31/2015	10/31/2018	$10.06	7,700	154,000
74039E 125	11/14/2014	11/14/2015	11/14/2018	$10.31	6,130	122,600
74039E 133	11/26/2014	11/26/2015	11/26/2018	$10.42	9,612	192,240
74039E 141	12/15/2014	12/15/2015	12/15/2018	$10.43	6,436	128,720
74039E 158	12/31/2014	12/31/2015	12/31/2018	$10.50	11,386	227,720
74039C 350	1/15/2015	1/15/2016	1/15/2019	$10.87	5,066	101,320
74039E 166	1/30/2015	1/30/2016	1/30/2019	$11.50	8,364	167,280
74039C 368	2/13/2015	2/13/2016	2/13/2019	$11.99	7,271	145,420
74039E 174	2/27/2015	2/27/2016	2/27/2019	$12.35	10,589	211,780
74039C 376	3/13/2015	3/12/2016	3/13/2019	$12.37	7,326	146,520
74039C 384	3/31/2013	3/31/2014	3/31/2017	$12.60	12,862	257,240
74039E 182	4/15/2015	4/14/2016	4/15/2019	$13.00	10,325	206,500
74039E 190	4/30/2015	4/29/2016	4/30/2019	$13.30	13,378	267,560
74039C 392	5/15/2015	5/15/2016	5/15/2019	$13.19	11,429	228,580
74039E 216	5/29/2015	5/29/2016	5/29/2019	$13.25	10,375	207,500
74039E 224	6/15/2015	6/15/2016	6/15/2019	$13.37	9,765	195,300
74039E 232	6/30/2015	6/30/2016	6/30/2019	$12.56	14,151	283,020
74039E 240	7/15/2015	7/15/2016	7/15/2019	$12.38	9,351	187,020
74039E 257	7/31/2015	7/31/2016	7/31/2019	$12.95	13,083	261,660

10

74039E 265	8/14/2015	8/14/2016	8/14/2019	$13.08	9,449	188,980

Redemption Rights – Series A Redeemable Preferred Stock:
Redemption at the Option of a Holder. Beginning on the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require PAC REIT to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value (initial $1,000.00/share), less a 13% redemption fee, plus any accrued but unpaid dividends.
Beginning one year from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require PAC REIT to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 10% redemption fee, plus any accrued but unpaid dividends.
Beginning three years from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require PAC REIT to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 5% redemption fee, plus any accrued but unpaid dividends.
Beginning four years from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require PAC REIT to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 3% redemption fee, plus any accrued but unpaid dividends.
Beginning five years from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require PAC REIT to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to 100% of the Stated Value, plus any accrued but unpaid dividends.
In addition, subject to restrictions, beginning on the date of original issuance and ending two years thereafter, we will redeem such shares of Series A Redeemable Preferred Stock of a holder who is a natural person upon his or her death at the written request of the holder’s estate at a cash redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon through and including the date of redemption.
If a holder of Series A Redeemable Preferred Stock or its estate (in the case of a holder's death) causes PAC REIT to redeem such shares of Series A Redeemable Preferred Stock, PAC REIT has the right, in its sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the volume weighted average price of PAC REIT's common stock for

11

the 20 trading days prior to the redemption, in exchange for the Series A Redeemable Preferred Stock.
Schedule of currently issued and outstanding Series A Redeemable Preferred Stock:

CUSIP #	Issue Date	13%	10%	10%	5%	3%	0%	Net Shares Outstanding
74039L 202	3/30/2012	3/30/2012	3/30/2013	3/30/2014	3/30/2015	3/30/2016	3/30/2017	2,090
74039L 301	4/30/2012	4/30/2012	4/30/2013	4/30/2014	4/30/2015	4/30/2016	4/30/2017	2,790
74039L 400	5/31/2012	5/31/2012	5/31/2013	5/31/2014	5/31/2015	5/31/2016	5/31/2017	2,861
74039L 707	6/28/2012	6/28/2012	6/28/2013	6/28/2014	6/28/2015	6/28/2016	6/28/2017	1,450
74039L 806	7/17/2012	7/17/2012	7/17/2013	7/17/2014	7/17/2015	7/17/2016	7/17/2017	191
74039L 889	7/31/2012	7/31/2012	7/31/2013	7/31/2014	7/31/2015	7/31/2016	7/31/2017	308
74039L 871	8/16/2012	8/16/2012	8/16/2013	8/16/2014	8/16/2015	8/16/2016	8/16/2017	145
74039L 863	8/30/2012	8/30/2012	8/30/2013	8/30/2014	8/30/2015	8/30/2016	8/30/2017	654
74039L 855	9/14/2012	9/14/2012	9/14/2013	9/14/2014	9/14/2015	9/14/2016	9/14/2017	137
74039L 848	9/28/2012	9/28/2012	9/28/2013	9/28/2014	9/28/2015	9/28/2016	9/28/2017	550
74039L 822	10/17/2012	10/17/2012	10/17/2013	10/17/2014	10/17/2015	10/17/2016	10/17/2017	393
74039L 830	10/31/2012	10/31/2012	10/31/2013	10/31/2014	10/31/2015	10/31/2016	10/31/2017	506
74039L 814	11/15/2012	11/15/2012	11/15/2013	11/15/2014	11/15/2015	11/15/2016	11/15/2017	1,082
74039L 798	11/30/2012	11/30/2012	11/30/2013	11/30/2014	11/30/2015	11/30/2016	11/30/2017	1,157
74039L 780	12/14/2012	12/14/2012	12/14/2013	12/14/2014	12/14/2015	12/14/2016	12/14/2017	2,549
74039L 772	12/28/2012	12/28/2012	12/28/2013	12/28/2014	12/28/2015	12/28/2016	12/28/2017	1,852
74039L 756	1/10/2013	1/10/2013	1/10/2014	1/10/2015	1/10/2016	1/10/2017	1/10/2018	1,048
74039L 749	1/31/2013	1/31/2013	1/31/2014	1/31/2015	1/31/2016	1/31/2017	1/31/2018	2,144
74039L 731	2/15/2013	2/15/2013	2/15/2014	2/15/2015	2/15/2016	2/15/2017	2/15/2018	1,563
74039L 723	2/28/2013	2/28/2013	2/28/2014	2/28/2015	2/28/2016	2/28/2017	2/28/2018	1,014
74039L 715	3/15/2013	3/15/2013	3/15/2014	3/15/2015	3/15/2016	3/15/2017	3/15/2018	1,299
74039L 699	3/28/2013	3/28/2013	3/28/2014	3/28/2015	3/28/2016	3/28/2017	3/28/2018	14,358
74039L 681	4/16/2013	4/16/2013	4/16/2014	4/16/2015	4/16/2016	4/16/2017	4/16/2018	2,518
74039L 673	4/30/2013	4/30/2013	4/30/2014	4/30/2015	4/30/2016	4/30/2017	4/30/2018	4,038
74039L 665	5/16/2013	5/16/2013	5/16/2014	5/16/2015	5/16/2016	5/16/2017	5/16/2018	2,891
74039L 657	5/31/2013	5/31/2013	5/31/2014	5/31/2015	5/31/2016	5/31/2017	5/31/2018	2,642
74039L 640	6/14/2013	6/14/2013	6/14/2014	6/14/2015	6/14/2016	6/14/2017	6/14/2018	1,820

12

74039L 632	6/28/2013	6/28/2013	6/28/2014	6/28/2015	6/28/2016	6/28/2017	6/28/2018	3,462
74039L 624	7/16/2013	7/16/2013	7/16/2014	7/16/2015	7/16/2016	7/16/2017	7/16/2018	1,941
74039L 616	7/31/2013	7/31/2013	7/31/2014	7/31/2015	7/31/2016	7/31/2017	7/31/2018	2,291
74039L 590	8/16/2013	8/16/2013	8/16/2014	8/16/2015	8/16/2016	8/16/2017	8/16/2018	2,514
74039L 582	8/30/2013	8/30/2013	8/30/2014	8/30/2015	8/30/2016	8/30/2017	8/30/2018	2,365
74039L 574	9/17/2013	9/17/2013	9/17/2014	9/17/2015	9/17/2016	9/17/2017	9/17/2018	1,842
74039L 566	9/30/2013	9/30/2013	9/30/2014	9/30/2015	9/30/2016	9/30/2017	9/30/2018	1,913
74039L 558	10/15/2013	10/15/2013	10/15/2014	10/15/2015	10/15/2016	10/15/2017	10/15/2018	2,382
74039L 541	10/31/2013	10/31/2013	10/31/2014	10/31/2015	10/31/2016	10/31/2017	10/31/2018	3,864
74039L 533	11/15/2013	11/15/2013	11/15/2014	11/15/2015	11/15/2016	11/15/2017	11/15/2018	3,849
74039C 202	11/27/2013	11/27/2013	11/27/2014	11/27/2015	11/27/2016	11/27/2017	11/27/2018	1,860
74039C 301	12/17/2013	12/17/2013	12/17/2014	12/17/2015	12/17/2016	12/17/2017	12/17/2018	2,857
74039C 400	12/31/2013	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018	2,328
74039C 509	1/15/2014	1/15/2014	1/15/2015	1/15/2016	1/15/2017	1/15/2018	1/15/2019	1,009
74039C 608	1/31/2014	1/31/2014	1/31/2015	1/31/2016	1/31/2017	1/31/2018	1/31/2019	2,683
74039C 707	2/14/2014	2/14/2014	2/14/2015	2/14/2016	2/14/2017	2/14/2018	2/14/2019	2,563
74039C 806	2/28/2014	2/28/2014	2/28/2015	2/28/2016	2/28/2017	2/28/2018	2/28/2019	2,621
74039C 889	3/14/2014	3/14/2014	3/14/2015	3/14/2016	3/14/2017	3/14/2018	3/14/2019	1,855
74039C 871	3/31/2014	3/31/2014	3/31/2015	3/31/2016	3/31/2017	3/31/2018	3/31/2019	1,431
74039C 863	4/15/2014	4/15/2014	4/15/2015	4/15/2016	4/15/2017	4/15/2018	4/15/2019	1,973
74039C 855	4/30/2014	4/30/2014	4/30/2015	4/30/2016	4/30/2017	4/30/2018	4/30/2019	2,246
74039C 848	5/15/2014	5/15/2014	5/15/2015	5/15/2016	5/15/2017	5/15/2018	5/15/2019	2,119
74039C 830	5/30/2014	5/30/2014	5/30/2015	5/30/2016	5/30/2017	5/30/2018	5/30/2019	2,116
74039C 822	6/16/2014	6/16/2014	6/16/2015	6/16/2016	6/16/2017	6/16/2018	6/16/2019	2,738
74039C 814	6/30/2014	6/30/2014	6/30/2015	6/30/2016	6/30/2017	6/30/2018	6/30/2019	2,618
74039C 798	7/15/2014	7/15/2014	7/15/2015	7/15/2016	7/15/2017	7/15/2018	7/15/2019	3,026
74039C 780	7/31/2014	7/31/2014	7/31/2015	7/31/2016	7/31/2017	7/31/2018	7/31/2019	4,909
74039C 772	8/15/2014	8/15/2014	8/15/2015	8/15/2016	8/15/2017	8/15/2018	8/15/2019	4,898
74039C 764	8/29/2014	8/29/2014	8/29/2015	8/29/2016	8/29/2017	8/29/2018	8/29/2019	6,842
74039C 756	9/15/2014	9/15/2014	9/15/2015	9/15/2016	9/15/2017	9/15/2018	9/15/2019	4,663
74039L 525	9/30/2014	9/30/2014	9/30/2015	9/30/2016	9/30/2017	9/30/2018	9/30/2019	6,358
74039C 749	10/16/2014	10/16/2014	10/16/2015	10/16/2016	10/16/2017	10/16/2018	10/16/2019	5,496

13

74039E 208	10/31/2014	10/31/2014	10/31/2015	10/31/2016	10/31/2017	10/31/2018	10/31/2019	7,700
74039E 307	11/14/2014	11/14/2014	11/14/2015	11/14/2016	11/14/2017	11/14/2018	11/14/2019	6,130
74039E 406	11/26/2014	11/26/2014	11/26/2015	11/26/2016	11/26/2017	11/26/2018	11/26/2019	9,597
74039E 505	12/15/2014	12/15/2014	12/15/2015	12/15/2016	12/15/2017	12/15/2018	12/15/2019	6,436
74039E 604	12/31/2014	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018	12/31/2019	11,386
74039C 731	1/15/2015	1/15/2015	1/15/2016	1/15/2017	1/15/2018	1/15/2019	1/15/2020	5,066
74039E 703	1/30/2015	1/30/2015	1/30/2016	1/30/2017	1/30/2018	1/30/2019	1/30/2020	8,289
74039C 723	2/13/2015	2/13/2015	2/13/2016	2/13/2017	2/13/2018	2/13/2019	2/13/2020	7,153
74039E 802	2/27/2015	2/27/2015	2/27/2016	2/27/2017	2/27/2018	2/27/2019	2/27/2020	10,589
74039C 715	3/13/2015	3/13/2015	3/12/2016	3/13/2017	3/13/2018	3/13/2019	3/13/2020	7,326
74039C 699	3/31/2015	3/31/2015	3/30/2016	3/31/2017	3/31/2018	3/31/2019	3/31/2020	12,862
74039E 885	4/15/2015	4/15/2015	4/15/2016	4/15/2017	4/15/2018	4/15/2019	4/15/2020	10,325
74039E 877	4/30/2015	4/30/2015	4/30/2016	4/30/2017	4/30/2018	4/30/2019	4/30/2020	13,378
74039C 681	5/15/2015	5/15/2015	5/15/2016	5/15/2017	5/15/2018	5/15/2019	5/15/2020	11,419
74039E 869	5/29/2015	5/29/2015	5/29/2016	5/29/2017	5/29/2018	5/29/2019	5/29/2020	10,375
74039E 851	6/15/2015	6/15/2015	6/15/2016	6/15/2017	6/15/2018	6/15/2019	6/15/2020	9,765
74039E 844	6/30/2015	6/30/2015	6/30/2016	6/30/2017	6/30/2018	6/30/2019	6/30/2020	14,151
74039E 836	7/15/2015	7/15/2015	7/15/2016	7/15/2017	7/15/2018	7/15/2019	7/15/2020	9,351
74039E 828	7/31/2015	7/31/2015	7/31/2016	7/31/2017	7/31/2018	7/31/2019	7/31/2020	13,083
74039E 810	8/14/2015	8/14/2015	8/14/2016	8/14/2017	8/14/2018	8/14/2019	8/14/2020	9,449
							TOTAL	343,512

Borrower:

Name of Partner	Type of Interest	Type of Unit	Units Held
Preferred Apartment Communities, Inc.	General Partner	GP Unit	36,666
Preferred Apartment Communities, Inc.	Limited Partner	Class A Units	22,286,438
Preferred Apartment Communities, Inc.	Limited Partner	Series A Redeemable Preferred Units	343,512
Preferred Apartment Advisors, LLC	Limited Partner	Class A Units	0.1
Preferred Apartment Advisors, LLC	Special Limited Partner	N/A	N/A

14

WSW Holdings, LLC f/b/o John A. Williams	Limited Partner	Class B	76,149
		Class A	3,451
WSW Holdings, LLC f/b/o Leonard A. Silverstein	Limited Partner	Class B	59,831
		Class A	131,115
William F. Leseman	Limited Partner	Class B	17,406
		Class A	54,554
Michael J. Cronin	Limited Partner	Class B	17,406
		Class A	54,554
Daniel M. DuPree	Limited Partner	Class A	26,771
		Class B	38,075
Jeffrey R. Sprain	Limited Partner	Class B	15,665
		Class A	0
Shirley K. Day	Limited Partner	Class B	4,352
		Class A	0
Paul Cullen	Limited Partner	Class B	8,703
		Class A	0
John A. Isakson	Limited Partner	Class A	4,892
		Class B	4,352
Steve Bartkowski	Limited Partner	Class A	1,223
Jeff Sherman	Limited Partner	Class B	2,176
Joel Murphy	Limited Partner	Class B	41,882

Subsidiaries (unless indicated otherwise, each is owned 100% by Borrower):
360 Irvine Lending, LLC
Ashford Park, LLC
Barclay Crossing, LLC (2)
City Vista Mezzanine Lending, LLC
Deltona Landing, LLC (2)
Encore Capital Lending, LLC
Haven West Mezzanine Lending, LLC

15

Haven Waco Lending, LLC
Haven Lubbock Lending, LLC
Haven Tampa Lending, LLC
Iris Crosstown Mezzanine Lending, LLC
Irvine Mezzanine Lending, LLC
Kennesaw Mezzanine Lending, LLC
Lake Cameron, LLC
Manassas Mezzanine Lending, LLC
New Market Properties, LLC
New Market – Plano, LLC (2)
New Market – Royal Lakes, LLC (2)
New Town Mezzanine Lending, LLC
Newport Bishop Lending, LLC
Newport Kennesaw Mezzanine Lending, LLC
Newport Overton Mezzanine Lending, LLC
NMP Kingwood Glen, LLC (2)
Oxford Encore Lending, LLC
Oxford Overture Lending, LLC
PAC Carveout, LLC
PAC Citilakes, LLC (3)
PAC Creekside, LLC
PAC Cypress, LLC
PAC Dawson Lending, LLC (1)
PAC Enclave at Vista Ridge, LLC
PAC Lenox, LLC (3)
PAC Lenox Regent, LLC (4)
PAC Lenox Retreat, LLC (4)
PAC Lenox Village, LLC (4)
PAC Naples, LLC
PAC Northpointe, LLC
PAC Citypark View, LLC
PAC Sarasota, LLC
PAC Summit Crossing, LLC
PAC Summit Crossing II, LLC
PAC Vineyards, LLC
PACOP Special Member, Inc.
Parkway Centre, LLC (2)
Parkway Town Center, LLC (1)
Powder Springs-Macland Retail, LLC (2)
Salem Cove, LLC (1)
Spring Hill Plaza, LLC (1)
Starkville Mezzanine Lending, LLC
Stone Rise Apartments, LLC
Stoneridge Farms Hunt Club, LLC
Summit Crossing III Mezzanine Lending, LLC

16

Sunbelt Retail, LLC (1)
Sweetgrass Corner, LLC (2)
Trail Creek Apartments, LLC
WAM McNeil Ranch, LLC
Weems Mezzanine Lending, LLC
Woodstock Crossing Center, LLC (1)

(1)    Entities 100% owned by New Market Properties, LLC
(2)    Entities 100% owned by Sunbelt Retail, LLC
(3)    Entities 100% owned by PAC Carveout, LLC
(4)    Entities 100% owned by PAC Lenox, LLC

17

Schedule 5.24
Bank Accounts
Multifamily

Entity	Account	Type of Account	Bank	Account Number

Active Accounts:
PAC REIT	Operating	Business Checking	KeyBank National Association	359681340485
OP	Operating	Business Checking	KeyBank National Association	359681340493
OP	Capital Reserve	Business Checking	Northern Trust	3800904020
Trail Creek	Operating	Business Checking	Bank of America	4350 2579 6430
Trail Creek	Security Deposit	Business Checking	Bank of America	4350 2579 6443
Trail Creek	Insurance Escrow	Business Checking	Bank of America	4350 1976 9978
Stone Rise	Operating	Business Checking	Bank of America	3830 0732 5832
Stone Rise	Security Deposit	Business Checking	SunTrust	1000150109642
Stone Rise	Insurance Escrow	Business Checking	Bank of America	3830 0732 9317
Summit Crossing	Operating	Business Checking	IBERIA	2220838
Summit Crossing	Security Deposit	Business Checking	IBERIA	2220903
Summit Crossing II	Operating	Business Checking	IBERIA	2241883
Summit Crossing II	Insurance Escrow	Business Checking	IBERIA	2246148
Summit Crossing II	Security Deposit	Business Checking	IBERIA	2242063
Ashford Park	Insurance Escrow	Business Checking	IBERIA	2236495
Ashford Park	Security Deposit	Business Checking	IBERIA	2233617
Ashford Park	Operating	Business Checking	IBERIA	2233567
McNeil Ranch	Insurance Escrow	Business Checking	IBERIA	2236487
McNeil Ranch	Security Deposit	Business Checking	IBERIA	2233708
McNeil Ranch	Operating	Business Checking	IBERIA	2233690
Lake Cameron	Insurance Escrow	Business Checking	IBERIA	2236503
Lake Cameron	Security Deposit	Business Checking	Bank of America	2370 2538 8554
Lake Cameron	Operating	Business Checking	IBERIA	2246874
Stoneridge	Operating	Business Checking	Community & Southern Bank	9079658
Stoneridge	Insurance Escrow	Business Checking	Community & Southern Bank	9084591
Stoneridge	Security Deposit	Business Checking	Community & Southern Bank	9084559
Vineyards	Operating	Business Checking	Community & Southern Bank	9084401
Vineyards	Insurance Escrow	Business Checking	Community & Southern Bank	9084583
Vineyards	Security Deposit	Business Checking	Community & Southern Bank	9084419
Enclave	Operating	Business Checking	Community & Southern Bank	9079849
Enclave	Insurance Escrow	Business Checking	Community & Southern Bank	9084575
Enclave	Security Deposit	Business Checking	Community & Southern Bank	9068198
Sandstone	Operating	Business Checking	Community & Southern Bank	9079666
Sandstone	Insurance Escrow	Business Checking	Community & Southern Bank	9084609
Sandstone	Security Deposit	Business Checking	Community & Southern Bank	9084567
Cypress	Operating	Business Checking	Community & Southern Bank	9079815
Cypress	Insurance Escrow	Business Checking	Community & Southern Bank	9079757
Cypress	Security Deposit	Business Checking	Community & Southern Bank	9079807
Northpointe	Operating	Business Checking	Community & Southern Bank	9079773
Northpointe	Insurance Escrow	Business Checking	Community & Southern Bank	9079799
Northpointe	Security Deposit	Business Checking	Community & Southern Bank	9079781
Lakewood Ranch	Operating	Business Checking	Community & Southern Bank	9098989

18

Lakewood Ranch	Insurance Escrow	Business Checking	Community & Southern Bank	9099243
Lakewood Ranch	Security Deposit	Business Checking	Community & Southern Bank	9098963
CityPark View	Operating	Business Checking	SunTrust	1000 182 425 636
CityPark View	Security Deposit	Business Checking	SunTrust	1000 182 425 644
Aster at Lely	Operating	Business Checking	SunTrust	1000 182 425 610
Aster at Lely	Security Deposit	Business Checking	SunTrust	1000 182 425 628
Creekside	Operating	Business Checking	SunTrust	1000 182 425 784
Creekside	Security Deposit	Business Checking	SunTrust	1000 182 425 792

Retail

Property	Institution	Type	Account Number	Account Name
Parkway Town Center	JP Morgan Chase	Business Checking	632928938	Operating Acct
Parkway Town Center	JP Morgan Chase	Business Checking	3319733886	Money market
Spring Hill	JP Morgan Chase	Business Checking	632951765	Operating Acct
Spring Hill	JP Morgan Chase	Business Checking	3319736350	Money market
Salem Cove	JP Morgan Chase	Business Checking	651588985	Operating Acct
Salem Cove	JP Morgan Chase	Business Checking	3319030689	Money market
Woodstock Crossing	JP Morgan Chase	Business Checking	617899500	Operating Acct
Woodstock Crossing	JP Morgan Chase	Business Checking	3319865910	Money market
Barclay	Wells Fargo	Business Checking	4705114981	Operating Acct
Deltona	Wells Fargo	Business Checking	4705114999	Operating Acct
Kingwood	Wells Fargo	Business Checking	4705115012	Operating Acct
Parkway Centre	Wells Fargo	Business Checking	4705115020	Operating Acct
Powder Springs	Wells Fargo	Business Checking	4705115038	Operating Acct
Sweetgrass	Wells Fargo	Business Checking	4704125350	Operating Acct
Independence Square	JP Morgan Chase	Business Checking	738902175	Operating Acct

19

Schedule 5.25

Material Contracts

Fifth Amended and Restated Partnership Agreement, effective as of January 1, 2014, among Preferred Apartment Communities, Inc., Preferred Apartment Advisors, LLC and the other limited partners party thereto
First Amendment to the Fifth Amended and Restated Partnership Agreement, dated as of March 14, 2014, between Preferred Apartment Communities, Inc. and Preferred Apartment Advisors, LLC
Fifth Amended and Restated Management Agreement, effective as of January 1, 2015, among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Preferred Apartment Advisors, LLC
Trademark License and Assignment Agreement dated September 17, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Advisors, LLC
Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement dated as of April 21, 2011, between PAC Summit Crossing, LLC and Prudential Multifamily Mortgage, Inc.
Multifamily Note dated as of April 21, 2011, by PAC Summit Crossing, LLC in favor of Prudential Multifamily Mortgage, Inc.
Subscription Escrow Agreement dated as of October 11, 2013, between Preferred Apartment Communities, Inc. and UMB Bank, N.A.
Intellectual Property Assignment and License Agreement dated March 14, 2012 between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
Trademark License Agreement dated March 14, 2012 between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
Trademark Assignment dated March 14, 2012 between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
Note in the amount of $12,153,000 dated as of August 31, 2012 issued by Oxford City Vista Apartments LLC to City Vista Mezzanine Lending, LLC
Mezzanine Loan Agreement dated as of August 31, 2012 among Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
Purchase Option Agreement dated as of August 31, 2012 between Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
Unconditional Guaranty of Completion dated as of August 31, 2012 by Richard A. Denny, III and W. Daniel Faulk, Jr. in favor of City Vista Mezzanine Lending, LLC
Guaranty of Recourse Obligations dated as of August 31, 2012 by Richard A. Denny, III and W. Daniel Faulk, Jr. in favor of City Vista Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of August 31, 2012 by W. Daniel Faulk, Jr. in favor of City Vista Mezzanine Lending, LLC

20

Unconditional Guaranty of Payment and Performance dated as of August 31, 2012 by Richard A. Denny, III in favor of City Vista Mezzanine Lending, LLC
Assignment of Interests dated as of August 31, 2012 by Oxford City Vista Development LLC to City Vista Mezzanine Lending, LLC
Acknowledgement dated August 31, 2012 by Oxford City Vista Apartments LLC
Membership Interest Power from Oxford City Vista Development LLC regarding Oxford City Vista Apartments LLC Certificate No. 1
Irrevocable Proxy Agreement dated August 31, 2012 among Oxford City Vista Development LLC, Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of August 31, 2012 by Oxford City Vista Development LLC, Richard A. Denny, III and W. Daniel Faulk, Jr. for the benefit of City Vista Mezzanine Lending, LLC
Subordination of Development Agreement dated as of August 31, 2012 by Oxford Properties, LLC, Oxford City Vista Development LLC, Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
Subordination of Construction Contract dated as of August 31, 2012 by Oxford Properties, LLC, Oxford City Vista Development LLC, Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
Intercreditor Agreement dated as of August 31, 2012 by and between Community & Southern Bank and City Vista Mezzanine Lending, LLC
Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement, dated as of January 24, 2013, between Ashford Park LLC and Prudential Affordable Mortgage Company, LLC
Multifamily Note, dated as of January 24, 2013, by Ashford Park LLC in favor of Prudential Affordable Mortgage Company, LLC
Multifamily Loan and Security Agreement, dated as of January 24, 2013, between Ashford Park, LLC and Prudential Affordable Mortgage Company, LLC
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of January 24, 2013, between WAM McNeil Ranch, LLC and Jones Lang LaSalle Operations, L.L.C.
Multifamily Note, dated as of January 24, 2013, by WAM McNeil Ranch, LLC in favor of Jones Lang LaSalle Operations, L.L.C.
Multifamily Loan and Security Agreement, dated as of January 24, 2013, between WAM McNeil Ranch, LLC and Jones Lang LaSalle Operations, L.L.C.
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of January 24, 2013, between Lake Cameron, LLC and Jones Lang LaSalle Operations, L.L.C.
Multifamily Note, dated as of January 24, 2013, by Lake Cameron, LLC in favor of Jones Lang LaSalle Operations, L.L.C.

21

Multifamily Loan and Security Agreement, dated as of January 24, 2013, between Lake Cameron, LLC and Jones Lang LaSalle Operations, L.L.C.
Note in the amount of $10,962,000 dated as of April 30, 2013 issued by Iris Crosstown Partners LLC to Iris Crosstown Mezzanine Lending, LLC
Mezzanine Loan Agreement dated as of April 30, 2013 among Iris Crosstown Partners LLC and Iris Crosstown Mezzanine Lending, LLC
Purchase Option Agreement dated as of April 30, 2013 between Iris Crosstown Apartments LLC and Iris Crosstown Mezzanine Lending, LLC
Unconditional Guaranty of Completion dated as of April 30, 2013 by Richard A. Denny, III, W. Daniel Faulk, Jr. and J. Michael Morris in favor of Iris Crosstown Mezzanine Lending, LLC
Guaranty of Recourse Obligations dated as of April 30, 2013 by Richard A. Denny, III, W. Daniel Faulk, Jr. and J. Michael Morris in favor of Iris Crosstown Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of April 30, 2013 by W. Daniel Faulk, Jr. in favor of Iris Crosstown Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of April 30, 2013 by Richard A. Denny, III in favor of Iris Crosstown Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of April 30, 2013 by J. Michael Morris in favor of Iris Crosstown Mezzanine Lending, LLC
Assignment of Interests dated as of April 30, 2013 by Iris Crosstown Partners LLC to Iris Crosstown Mezzanine Lending, LLC
Acknowledgement dated April 30, 2013 by Iris Crosstown Apartments LLC
Membership Interest Power from Iris Crosstown Partners LLC regarding Iris Crosstown Apartments LLC Certificate No. 1
Irrevocable Proxy Agreement dated April 30, 2013 among Iris Crosstown Partners LLC, Iris Crosstown Apartments LLC and Iris Crosstown Mezzanine Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of April 30, 2013 by Iris Crosstown Partners LLC, Richard A. Denny, III, W. Daniel Faulk, Jr. and J. Michael Morris for the benefit of Iris Crosstown Mezzanine Lending, LLC
Subordination of Development Agreement dated as of April 30, 2013 by Oxford Properties, LLC, East Crosstown Developers, LLC, Iris Crosstown Partners LLC, Iris Crosstown Apartments LLC and Iris Crosstown Mezzanine Lending, LLC
Subordination of Construction Contract dated as of April 30, 2013 by Oxford Properties, LLC, Iris Crosstown Partners LLC, Iris Crosstown Apartments LLC and Iris Crosstown Mezzanine Lending, LLC
Intercreditor Agreement dated as of April 30, 2013 by and between Fifth Third Bank and Iris Crosstown Mezzanine Lending, LLC
Note in the amount of $16,603,935 dated as of May 8, 2013 issued by Newport Overton Holdings, LLC to Newport Overton Mezzanine Lending, LLC

22

Mezzanine Loan Agreement dated as of May 8, 2013 among Newport Overton Holdings, LLC and Newport Overton Mezzanine Lending, LLC
Purchase Option Agreement dated as of May 8, 2013 between Newport Overton Holdings, LLC and Newport Overton Mezzanine Lending, LLC
Unconditional Guaranty of Completion dated as of May 8, 2013 by Robert F. Krause, Jr. and J. Richard Stephens, Jr. in favor of Newport Overton Mezzanine Lending, LLC
Guaranty of Recourse Obligations dated as of May 8, 2013 by Robert F. Krause, Jr. and J. Richard Stephens, Jr. in favor of Newport Overton Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of May 8, 2013 by Robert F. Krause, Jr. and J. Richard Stephens, Jr. in favor of Newport Overton Mezzanine Lending, LLC
Assignment of Interests dated as of May 8, 2013 by Newport Overton Holdings, LLC to Newport Overton Mezzanine Lending, LLC
Acknowledgement dated May 8, 2013 by Newport Overton, LLC
Membership Interest Power from Newport Overton Holdings, LLC regarding Newport Overton, LLC Certificate No. 1
Irrevocable Proxy Agreement dated May 8, 2013 among Newport Overton Holdings, LLC, Newport Overton, LLC and Newport Overton Mezzanine Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of May 8, 2013 by Newport Overton Holdings, LLC, Robert F. Krause, Jr. and J. Richard Stephens, Jr. for the benefit of Newport Overton Mezzanine Lending, LLC
Subordination of Development Agreement dated as of May 8, 2013 by Newport Development Partners, LLC, Newport Overton Holdings, LLC, Newport Overton, LLC and Newport Overton Mezzanine Lending, LLC
Subordination of Construction Contract dated as of May 8, 2013 by WSE Builders, LLC, Newport Overton Holdings, LLC, Newport Overton, LLC and Newport Overton Mezzanine Lending, LLC
Intercreditor Agreement dated as of May 8, 2013 by and between Fifth Third Bank and Newport Overton Mezzanine Lending, LLC
Multifamily Loan and Security Agreement dated as of June 25, 2013, between Trail Creek Apartments, LLC and KeyCorp Real Estate Capital Markets, Inc.
Multifamily Note dated as of June 25, 2013, issued by Trail Creek Apartments, LLC to KeyCorp Real Estate Capital Markets, Inc.
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by Trail Creek Apartments, LLC for the benefit of KeyCorp Real Estate Capital Markets, Inc.
Note in the amount of $6,940,795 dated as of July 15, 2013 issued by Haven Campus Communities Member, LLC to Haven West Mezzanine Lending, LLC
Mezzanine Loan Agreement dated as of July 15, 2013 among Haven Campus Communities Member, LLC and Haven West Mezzanine Lending, LLC

23

Purchase Option Agreement dated as of July 15, 2013 between Haven Campus Communities Member, LLC and Haven West Mezzanine Lending, LLC
Unconditional Guaranty of Completion dated as of July 15, 2013 by Watkins J. Blane, Jr., Daniel C. Norman, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven West Mezzanine Lending, LLC
Guaranty of Recourse Obligations dated as of July 15, 2013 by Watkins J. Blane, Jr., Daniel C. Norman, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven West Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of July 15, 2013 by Watkins J. Blane, Jr., Daniel C. Norman, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven West Mezzanine Lending, LLC
Assignment of Interests dated as of July 15, 2013 by Haven Campus Communities Member, LLC to Haven West Mezzanine Lending, LLC
Acknowledgement dated July 15, 2013 by Haven Campus Communities-Carrollton LLC
Membership Interest Power from Haven Campus Communities Member, LLC regarding Haven Campus Communities-Carrollton LLC Certificate No. 1
Irrevocable Proxy Agreement dated July 15, 2013 among Haven Campus Communities Member, LLC, Haven Campus Communities-Carrollton LLC and Haven West Mezzanine Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of July 15, 2013 by Haven Campus Communities Member, LLC, Watkins J. Blane, Jr., Daniel C. Norman, Stephen H. Whisenant and John A. Williams, Jr. for the benefit of Haven West Mezzanine Lending, LLC
Subordination of Development Agreement dated as of July 15, 2013 by Haven Campus Communities, LLC, Haven Campus Communities Member, LLC, Haven Campus Communities-Carrollton LLC and Haven West Mezzanine Lending, LLC
Subordination of Construction Contract dated as of July 15, 2013 by Apex Construction Services, LLC, Haven Campus Communities Member, LLC, Haven Campus Communities-Carrollton LLC and Haven West Mezzanine Lending, LLC
Assignment of Interests dated as of July 15, 2013 by Stephen H. Whisenant, SHW Partners, L.L.L.P., WSW Holdings, LLC to Haven West Mezzanine Lending, LLC
Intercreditor Agreement dated as of July 15, 2013 by and between Community & Southern Bank and Haven West Mezzanine Lending, LLC
Dealer Manager Agreement dated as of October 11, 2013 between Preferred Apartment Communities, Inc. and International Assets Advisory, LLC
At-the-Market Issuance Sales Agreement, dated February 28, 2014, by and between Preferred Apartment Communities, Inc. and MLV & Co. LLC
Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement, dated March 20, 2014, between PAC Summit Crossing II, LLC and KeyBank National Association

24

Multifamily Note dated as of March 20, 2014, by PAC Summit Crossing II, LLC in favor of KeyBank National Association
Multifamily Loan and Security Agreement dated as of March 20, 2014, between PAC Summit Crossing II, LLC and KeyBank National Association
Note in the amount of $6,116,384 dated as of June 16, 2014 issued by Haven Campus Communities Starkville Member, LLC to Starkville Mezzanine Lending, LLC
Mezzanine Loan Agreement dated as of June 16, 2014 among Haven Campus Communities Starkville Member, LLC and Starkville Mezzanine Lending, LLC
Purchase Option Agreement dated as of June 16, 2014 between Haven Campus Communities Starkville Member, LLC and Starkville Mezzanine Lending, LLC
Unconditional Guaranty of Completion dated as of June 16, 2014 by Watkins J. Blane, Jr., Mark Boutwell, Stephen H. Whisenant, John A. Williams, Jr. in favor of Starkville Mezzanine Lending, LLC
Guaranty of Recourse Obligations dated as of June 16, 2014 by Watkins J. Blane, Jr., Mark Boutwell, Stephen H. Whisenant, John A. Williams, Jr. in favor of Starkville Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of June 16, 2014 by Watkins J. Blane, Jr., Mark Boutwell, Stephen H. Whisenant, John A. Williams, Jr. in favor of Starkville Mezzanine Lending, LLC
Assignment of Interests dated as of June 16, 2014 by Haven Campus Communities Starkville Member, LLC to Starkville Mezzanine Lending, LLC
Acknowledgement dated June 16, 2014 by Haven Campus Communities - Starkville, LLC
Membership Interest Power from Haven Campus Communities Starkville Member, LLC regarding Haven Campus Communities - Starkville, LLC Certificate No. 1
Irrevocable Proxy Agreement dated June 16, 2014 among Haven Campus Communities Starkville Member, LLC, Haven Campus Communities - Starkville, LLC and Starkville Mezzanine Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of June 16, 2014 by Haven Campus Communities Starkville Member, LLC, Watkins J. Blane, Jr., Mark Boutwell, Stephen H. Whisenant, John A. Williams, Jr., Jr. for the benefit of Starkville Mezzanine Lending, LLC
Subordination of Development Agreement dated as of June 16, 2014 by haven Campus Communities LLC, Haven Campus Communities - Starkville, LLC, Haven Campus Communities Starkville Member, LLC and Starkville Mezzanine Lending, LLC
Subordination of Construction Contract dated as of June 16, 2014 by The Favergray Company, LLC, Haven Campus Communities - Starkville, LLC, Haven Campus Communities Starkville Member, LLC and Starkville Mezzanine Lending, LLC
Intercreditor Agreement dated as of June 16, 2014 by and between Community Trust Bank and Starkville Mezzanine Lending, LLC

25

Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of July 3, 2014, between Stone Rise Apartments, LLC and Jones Lang LaSalle Operations, L.L.C.
Multifamily Note dated as of July 3, 2014, by Stone Rise Apartments, LLC in favor of Jones Lang LaSalle Operations, L.L.C.
Multifamily Loan and Security Agreement dated July 3, 2014 between Stone Rise Apartments, LLC and Jones Lang LaSalle Operations, L.L.C.
Note in the amount of $7,246,400 dated as of February 27, 2015 issued by Oxford Summit Apartments III LLC to Summit Crossing III Mezzanine Lending, LLC
Mezzanine Loan Agreement dated as of February 27, 2015 among Oxford Summit Apartments III LLC and Summit Crossing III Mezzanine Lending, LLC
Purchase Option Agreement dated as of February 27, 2015 between Oxford Summit Apartments III LLC and Preferred Apartment Communities Operating Partnership, L.P.
Unconditional Guaranty of Completion dated as of February 27, 2015 by W. Daniel Faulk, Jr. and Richard A. Denny, III in favor of Summit Crossing III Mezzanine Lending, LLC
Guaranty of Recourse Obligations dated as of February 27, 2015 by W. Daniel Faulk, Jr. and Richard A. Denny, III in favor of Summit Crossing III Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of February 27, 2015 by W. Daniel Faulk, Jr. and Richard A. Denny, III in favor of Summit Crossing III Mezzanine Lending, LLC
Assignment of Interests dated as of February 27, 2015 by Oxford Summit Development III LLC to Summit Crossing III Mezzanine Lending, LLC
Acknowledgement dated February 27, 2015 by Oxford Summit Apartments III LLC
Membership Interest Power from Oxford Summit Development III LLC regarding Oxford Summit Apartments III LLC Certificate No. 1
Irrevocable Proxy Agreement dated February 27, 2015 among Oxford Summit Apartments III LLC, Oxford Summit Development III LLC and Summit Crossing III Mezzanine Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of February 27, 2015 by W. Daniel Faulk, Jr. and Richard A. Denny, III for the benefit of Summit Crossing III Mezzanine Lending, LLC
Subordination of Development Agreement dated as of February 27, 2015 by haven Oxford Properties, LLC, Oxford Summit Apartments III LLC and Summit Crossing III Mezzanine Lending, LLC
Subordination of Construction Contract dated as of February 27, 2015 by Oxford Properties, LLC, Oxford Summit Apartments III LLC and Summit Crossing III Mezzanine Lending, LLC
Intercreditor Agreement dated as of February 27, 2015 by and between Atlantic Capital Bank and Summit Crossing III Mezzanine Lending, LLC
Loan Agreement dated as of August 8, 2014 between Woodstock Crossing Center, LLC and Prudential Mortgage Capital Company, LLC

26

Promissory Note dated as of August 8, 2014 issued by Woodstock Crossing Center, LLC to Prudential Mortgage Capital Company, LLC
Deed to Secure Debt and Security Agreement dated as of August 8, 2014 issued by Woodstock Crossing Center, LLC to Prudential Mortgage Capital Company, LLC
Multifamily Loan and Security Agreement dated as of August 28, 2014, between Ashford Park, LLC and Prudential Affordable Mortgage Company, LLC
Multifamily Note dated as of August 28, 2014, issued by Ashford Park, LLC to Prudential Affordable Mortgage Company, LLC
Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement dated as of August 28, 2014 between Ashford Park, LLC and Prudential Affordable Mortgage Company, LLC
Multifamily Loan and Security Agreement dated as of August 28, 2014, between PAC Summit Crossing, LLC and Prudential Multifamily Mortgage, LLC
Multifamily Note dated as of August 28, 2014, issued by PAC Summit Crossing, LLC to Prudential Multifamily Mortgage, LLC
Multifamily Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement dated August 28, 2014 by PAC Summit Crossing, LLC to Prudential Multifamily Mortgage, LLC
Note in the amount of $10,975,000 dated as of January 27, 2015 issued by Newport Town Village Holdings, LLC to Newport Kennesaw Mezzanine Lending, LLC
Mezzanine Loan Agreement dated as of January 27, 2015 among Newport Town Village Holdings, LLC and Newport Kennesaw Mezzanine Lending, LLC
Purchase Option Agreement dated as of January 27, 2015 between Newport Town Village, LLC and Preferred Apartment Communities Operating Partnership, L.P.
Unconditional Guaranty of Completion dated as of January 27, 2015 by Robert F. Krause, Jr. and J. Richard Stephens, Jr. in favor of Newport Kennesaw Mezzanine Lending, LLC
Guaranty of Recourse Obligations dated as of January 27, 2015 by Robert F. Krause, Jr. and J. Richard Stephens, Jr. in favor of Newport Kennesaw Mezzanine Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of January 27, 2015 by Robert F. Krause, Jr. and J. Richard Stephens, Jr. in favor of Newport Kennesaw Mezzanine Lending, LLC
Assignment of Interests dated as of January 27, 2015 by Newport Town Village Holdings to Newport Kennesaw Mezzanine Lending, LLC
Acknowledgement dated January 27, 2015 by Newport Town Village, LLC
Membership Interest Power from Newport Town Village Holdings regarding Newport Town Village, LLC Certificate No. 1
Irrevocable Proxy Agreement dated January 27, 2015 among Newport Town Village Holdings, LLC, Newport Town Village, LLC and Newport Kennesaw Mezzanine Lending, LLC

27

Indemnity Agreement Regarding Hazardous Materials dated as of January 27, 2015 by Robert F. Krause, Jr. and J. Richard Stephens, Jr. for the benefit of Newport Kennesaw Mezzanine Lending, LLC
Subordination of Development Agreement dated as of January 27, 2015 by haven Newport Development Partners, LLC, Newport Town Village, LLC, Newport Town Village Holdings, LLC and Newport Kennesaw Mezzanine Lending, LLC
Subordination of Construction Contract dated as of January 27, 2015 by Oxford Properties, LLC, Newport Town Village, LLC, Newport Town Village Holdings, LLC and Newport Kennesaw Mezzanine Lending, LLC
Intercreditor Agreement dated as of January 27, 2015 by and between Community & Southern Bank and Newport Kennesaw Mezzanine Lending, LLC
Note in the amount of $15,598,352 dated as of April 9, 2015 issued by Haven Lubbock Partners, LLC to Haven Lubbock Lending, LLC
Member Loan Agreement dated as of April 9, 2015 among Haven Lubbock Partners, LLC and Haven Lubbock Lending, LLC
Purchase Option Agreement dated as of April 9, 2015 between Haven Campus Communities-Lubbock, LLC and Preferred Apartment Communities Operating Partnership, L.P.
Unconditional Guaranty of Completion dated as of April 9, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven Lubbock Lending, LLC
Guaranty of Recourse Obligations dated as of April 9, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven Lubbock Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of April 9, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven Lubbock Lending, LLC
Assignment of Interests dated as of April 9, 2015 by Haven Lubbock Partners, LLC to Haven Lubbock Lending, LLC
Acknowledgement dated April 9, 2015 by Haven Campus Communities-Lubbock, LLC
Membership Interest Power from Haven Lubbock Partners, LLC regarding Haven Campus Communities-Lubbock, LLC, LLC Certificate No. 1
Irrevocable Proxy Agreement dated April 9, 2015 among Haven Lubbock Partners, LLC, Haven Campus Communities-Lubbock, LLC and Haven Lubbock Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of April 9, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant and John A. Williams, Jr. for the benefit of Haven Lubbock Lending, LLC
Subordination of Development Agreement dated as of April 9, 2015 by Haven Campus Communities-Lubbock, LLC, Haven Lubbock Partners, LLC and Haven Lubbock Lending, LLC

28

Tri-Party Agreement dated as of April 9, 2015 by and between Community & Southern Bank and Haven Lubbock Lending, LLC
Construction Mortgage, Assignment and Security Agreement dated as of April 17, 2015 between Haven Campus Communities-Tampa, LLC and Haven Tampa Lending, LLC
Note in the amount of $2,900,000 dated as of April 17, 2015 issued by Haven Campus Communities-Tampa, LLC to Haven Tampa Lending, LLC
Assignment of Project Documents dated as of April 17, 2015 issued by Haven Campus Communities-Tampa, LLC to Haven Tampa Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of April 17, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant, Daniel C. Norman and John A. Williams, Jr. for the benefit of Haven Tampa Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of April 17, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant, Daniel C. Norman and John A. Williams, Jr. in favor of Haven Tampa Lending, LLC
Note in the amount of $15,455,668 dated as of May 1, 2015 issued by Haven Waco Partners, LLC to Haven Lubbock Lending, LLC
Member Loan Agreement dated as of May 1, 2015 among Haven Waco Partners, LLC and Haven Waco Lending, LLC
Purchase Option Agreement dated as of May 1, 2015 between Haven Campus Communities-Waco, LLC and Preferred Apartment Communities Operating Partnership, L.P.
Unconditional Guaranty of Completion dated as of May 1, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven Waco Lending, LLC
Guaranty of Recourse Obligations dated as of May 1, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven Waco Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of May 1, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant and John A. Williams, Jr. in favor of Haven Waco Lending, LLC
Assignment of Interests dated as of May 1, 2015 by Haven Waco Partners, LLC to Haven Waco Lending, LLC
Acknowledgement dated May 1, 2015 by Haven Campus Communities-Waco, LLC
Membership Interest Power from Haven Waco Partners, LLC regarding Haven Campus Communities-Waco, LLC, LLC Certificate No. 1
Irrevocable Proxy Agreement dated May 1, 2015 among Haven Waco Partners, LLC, Haven Campus Communities-Waco, LLC and Haven Waco Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of May 1, 2015 by Watkins J. Blane, Jr., Brian A. Miller, Stephen H. Whisenant and John A. Williams, Jr. for the benefit of Haven Waco Lending, LLC

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Subordination of Development Agreement dated as of May 1, 2015 by Haven Campus Communities-Lubbock, LLC, Haven Waco Partners, LLC and Haven Waco Lending, LLC
Intercreditor Agreement dated as of May 1, 2015 by and between SunTrust Bank and Haven Waco Lending, LLC
Note in the amount of $6,920,000 dated as of July 21, 2015 issued by Overture Partners, LLC to Haven Lubbock Lending, LLC
Member Loan Agreement dated as of July 21, 2015 among Overture Partners, LLC and Oxford Overture Lending, LLC
Purchase Option Agreement dated as of July 21, 2015 between Iris Crosstown Apartments II LLC and Preferred Apartment Communities Operating Partnership, L.P.
Unconditional Guaranty of Completion dated as of July 21, 2015 by W. Daniel Faulk, Jr., Richard A. Denny, III and J. Michael Morris in favor of Oxford Overture Lending, LLC
Guaranty of Recourse Obligations dated as of July 21, 2015 by W. Daniel Faulk, Jr., Richard A. Denny, III and J. Michael Morris in favor of Oxford Overture Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of July 21, 2015 by W. Daniel Faulk, Jr., Richard A. Denny, III and J. Michael Morris in favor of Oxford Overture Lending, LLC
Assignment of Interests dated as of July 21, 2015 by Overture Partners, LLC to Oxford Overture Lending, LLC
Acknowledgement dated July 21, 2015 by Iris Crosstown Apartments II LLC
Membership Interest Power from Overture Partners, LLC regarding Iris Crosstown Apartments II LLC, LLC Certificate No. 1
Irrevocable Proxy Agreement dated July 21, 2015 among Overture Partners, LLC, Iris Crosstown Apartments II LLC and Oxford Overture Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of July 21, 2015 by Overture Partners, LLC, W. Daniel Faulk, Jr., Richard A. Denny, III and J. Michael Morris for the benefit of Oxford Overture Lending, LLC
Subordination of Development Agreement dated as of July 21, 2015 by Haven Campus Communities-Lubbock, LLC, Overture Partners, LLC and Oxford Overture Lending, LLC
Tri-Party Agreement dated as of July 21, 2015 by and between Community & Southern Bank, Oxford Overture Lending, LLC and Iris Crosstown Apartments II LLC
Note in the amount of $6,553,500 dated as of August 14, 2015 issued by Hendon-BRE Dawson Marketplace, LLC to PAC Dawson Lending, LLC
Indemnity Agreement Regarding Hazardous Materials dated as of August 14, 2015 by Hendon-BRE Dawson Marketplace, LLC and J. Charles Hendon, Jr. for the benefit of PAC Dawson Lending, LLC
Unconditional Guaranty of Payment and Performance dated as of August 14, 2015 by J. Charles Hendon, Jr. in favor of PAC Dawson Lending, LLC

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Agreement Regarding REA dated August 14, 2015 from Hendon-BRE Dawson Marketplace, LLC to PAC Dawson Lending, LLC
Deed to Secure Debt, Assignment, Security Agreement and Fixture Filing between Hendon-BRE Dawson Marketplace, LLC and PAC Dawson Lending, LLC
Deed to Secure Debt, Assignment, Security Agreement and Fixture Filing between BREC-Dawsonville, LLC and PAC Dawson Lending, LLC
Subordination and Intercreditor Agreement dated August 14, 2015 between MGA Ventures, Inc. and PAC Dawson Lending, LLC
Deed of Trust, Assignment of Rents and Security Agreement dated September 5, 2014 from Spring Hill Plaza, LLC to 40|86 Mortgage Capital, Inc.
Promissory Note in the amount of $9,900,000 dated September 5, 2014 from Spring Hill Plaza, LLC to 40|86 Mortgage Capital, Inc.
Deed of Trust, Assignment of Rents and Security Agreement dated September 5, 2014 from Parkway Town Centre, LLC to 40|86 Mortgage Capital, Inc.
Promissory Note in the amount of $9,900,000 dated September 5, 2014 from Parkway Town Centre, LLC to 40|86 Mortgage Capital, Inc.
Mortgage, Security Agreement and Fixture Filing dated September 30, 2014 from Deltona Landing, LLC to Forethought Life Insurance Company
Secured Promissory Note in the amount of $7,250,000 dated September 30, 2014 from Deltona Landing, LLC to Forethought Life Insurance Company
Mortgage, Security Agreement and Fixture Filing dated September 30, 2014 from Barclay Crossing, LLC to Forethought Life Insurance Company
Secured Promissory Note in the amount of $6,820,000 dated September 30, 2014 from Barclay Crossing, LLC to Forethought Life Insurance Company
Deed to Secure Debt, Security Agreement and Fixture filing dated September 30, 2014 from Powder Springs-Macland Retail, LLC to Forethought Life Insurance Company
Secured Promissory Note in the amount of $7,650,000 dated September 30, 2014 from Powder Springs-Macland Retail, LLC to Forethought Life Insurance Company
Mortgage, Security Agreement and Fixture Filing dated September 30, 2014 from Sweetgrass Corner, LLC to Transamerica Financial Life Insurance Company
Secured Promissory Note in the amount of $8,260,000 dated September 30, 2014 from Sweetgrass Corner, LLC to Transamerica Financial Life Insurance Company
Deed of Trust, Assignment of Rents and Security Agreement dated September 30, 2014 from Spring Hill Plaza, LLC to to Jennifer Taylor Fargo as Trustee for Forethought Life Insurance Company
Promissory Note in the amount of $12,130,000 dated September 30, 2014 from NMP Kingwood Glen, LLC to Forethought Life Insurance Company

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Deed to Secure Debt, Security Agreement and Fixture filing dated September 30, 2014 from Parkway Centre, LLC to Forethought Life Insurance Company
Secured Promissory Note in the amount of $4,750,000 dated September 30, 2014 from Parkway Centre, LLC to Forethought Life Insurance Company
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated October 5, 2014 from Salem Cove, LLC to Keybank National Association
Promissory Note in the amount of $9,600,000 dated September 30, 2014 from Salem Cove, LLC to Keybank National Association
Multifamily Loan and Security Agreement dated as of September 26, 2014, between PAC Vineyards, LLC and Keybank National Association
Multifamily Note in the amount of $34,775,000 dated as of September 26, 2014, issued by PAC Vineyards, LLC to Keybank National Association
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated September 26, 2014 by PAC Vineyards, LLC to Peter S. Graf as trustee for the benefit of Keybank National Association
Multifamily Loan and Security Agreement dated as of September 26, 2014, between Stoneridge Farms Hunt Club, LLC and Keybank National Association
Multifamily Note in the amount of $27,950,000 dated as of September 26, 2014, issued by Stoneridge Farms Hunt Club, LLC to Keybank National Association
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated September 26, 2014 by Stoneridge Farms Hunt Club, LLC to Darrin F. Davidson as trustee for the benefit of Keybank National Association
Multifamily Loan and Security Agreement dated as of September 26, 2014, between Sandstone Creek, LLC and Keybank National Association
Multifamily Note in the amount of $32,305,000 dated as of September 26, 2014, issued by Sandstone Creek, LLC to Keybank National Association
Multifamily Mortgage, Assignment of Rents and Security Agreement dated September 26, 2014 by Sandstone Creek, LLC for the benefit of Keybank National Association
Multifamily Loan and Security Agreement dated as of September 26, 2014, between PAC Enclave At Vista Ridge, LLC and Keybank National Association
Multifamily Note in the amount of $24,826,000 dated as of September 26, 2014, issued by PAC Enclave At Vista Ridge, LLC to Keybank National Association
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated September 26, 2014 by PAC Enclave At Vista Ridge, LLC to Peter S. Graf as trustee for the benefit of Keybank National Association
Loan Agreement dated June 24, 2015 between PAC Naples, LLC and The Prudential Insurance Company of America

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Multifamily Note in the amount of $34,000,000 dated June 24, 2105, issued by PAC Naples, LLC to The Prudential Insurance Company of America
Mortgage and Security Agreement dated June 24, 2015 by PAC Naples, LLC in favor of The Prudential Insurance Company of America
Multifamily Loan and Security Agreement dated as of June 30, 2015, between PAC Citypark View, LLC and Jones Lang Lasalle Operations, L.L.C.
Multifamily Note in the amount of $22,100,000 dated as of September 26, 2014, issued by PAC Citypark View, LLC to Jones Lang Lasalle Operations, L.L.C.
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated June 24, 2015 by PAC Citypark View, LLC to Mark S. Shiembob as trustee for the benefit of Jones Lang Lasalle Operations, L.L.C.
Multifamily Loan and Security Agreement dated as of July 31, 2014, between Western Rim Investors 2011-2, L.P. and Wells Fargo Bank
Multifamily Note in the amount of $41,625,000 dated as of July 31, 2014, issued by Western Rim Investors 2011-2, L.P. to Wells Fargo Bank
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated July 31, 2014 by Western Rim Investors 2011-2, L.P. to Nicolas A. Pirulli, ESQ., as trustee for the benefit of Wells Fargo Bank
First Amendment to Multifamily Loan and Security Agreement dated as of July 31, 2015 between PAC Creekside and Fannie Mae
Assumption and Release Agreement and First Amendment to Deed of Trust dated as of July 31, 2015 by and among Western Rim Investors 2011-2, L.P., PAC Creekside, LLC, Preferred Apartment Communities, Inc., Marcus D. Hiles and Fannie Mae
Multifamily Loan and Security Agreement dated as of May 21, 2015, between PAC Sarasota, LLC and Keybank National Association
Multifamily Note in the amount of $30,810,000 dated as of May 21, 2015, issued by PAC Sarasota, LLC to Keybank National Association
Multifamily Mortgage, Assignment of Rents and Security Agreement dated May 21, 2015 by PAC Sarasota, LLC for the benefit of Keybank National Association
Multifamily Loan and Security Agreement dated as of February 13, 2015, between PAC Nortpointe, LLC and Prudential Multifamily Mortgage, LLC
Multifamily Note in the amount of $27,878,000 dated as of February 13, 2015, issued by PAC Northpoint, LLC to Prudential Multifamily Mortgage, LLC
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated February 13, 2015 by PAC Northpointe, LLC to Rebecca S. Conrad as trustee for the benefit of Prudential Multifamily Mortgage, LLC
Multifamily Loan and Security Agreement dated as of February 13, 2015, between PAC Cypress, LLC and Prudential Multifamily Mortgage, LLC

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Multifamily Note in the amount of $22,900,000 dated as of February 13, 2015, issued by PAC Cypress, LLC to Prudential Multifamily Mortgage, LLC
Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated February 13, 2015 by PAC Cypress, LLC to David W. Cleveland as trustee for the benefit of Prudential Multifamily Mortgage, LLC
Purchase and Sale Agreement dated July 17, 2015 between Bristol Lakes, LLC and Preferred Apartment Communities Operating Partnership, L.P.
Purchase and Sale Agreement dated as of August 11, 2015 between Lenox Village Properties, LLC, Lenox Village Lifestyle Center, LLC, Lenox Village Lifestyle Center III, LLC and Preferred Apartment Communities Operating Partnership, L.P.
Purchase and Sale Agreement dated as of June 8, 2015 between Madison Retail-Royal Lakes, LLC and New Market Properties, LLC
Purchase Agreement dated as of August 20, 2015 between DDR Overlook Hamilton LLC and New Market Properties, LLC
Third Amended and Restated Pledge and Security Agreement dated as of August 28, 2015 among Preferred Apartment Communities Operating Partnership, L.P., New Market Properties, LLC, Sunbelt Retail, LLC, Iris Crosstown Mezzanine Lending, LLC, City Vista Mezzanine Lending, LLC, Newport Overton Mezzanine Lending, LLC, Haven West Mezzanine Lending, Starkville Mezzanine Lending, LLC, Newport Kennesaw Mezzanine Lending, LLC, Oxford Overture Lending, LLC, Haven Lubbock Lending, LLC, Kennesaw Mezzanine Lending, LLC, Summit Crossing III Mezzanine Lending, LLC, 360 Irvine Lending, LLC, Haven Waco Lending, LLC, Haven Tampa Lending, LLC, PAC Dawson Lending, LLC and KeyBank National Association
Third Amended and Restated Guaranty dated as of August 28, 2015 by each of Preferred Apartment Communities, Inc., New Market Properties, LLC, Sunbelt Retail, LLC, Iris Crosstown Mezzanine Lending, LLC, City Vista Mezzanine Lending, LLC, Newport Overton Mezzanine Lending, LLC, Haven West Mezzanine Lending, Starkville Mezzanine Lending, LLC, 360 Irvine Lending, LLC, Newport Kennesaw Mezzanine Lending, LLC, Oxford Overture Lending, LLC, Haven Lubbock Lending, LLC, Newport Kennesaw Mezzanine Lending, LLC, Haven Waco Lending, LLC, Haven Tampa Lending, LLC and PAC Dawson Lending, LLC with KeyBank National Association
Buy-Sell Agreements with KeyBank National Association for each subsidiary for which a 49% Pledge has been made to KeyBank National Association

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Promissory Notes issued to Borrower for the following:

Grantor	Borrower	Amount	Date of Instrument	Date of Maturity
Borrower	Preferred Apartment Advisors, LLC	$12,000,000	December 31, 2014	December 31, 2016
Borrower	Oxford Contracting LLC	$1,500,000	August 27, 2013	April 30, 2017
Borrower	Preferred Capital Marketing Services, LLC	$1,500,000	December 31, 2014	December 31, 2016
Borrower	360 Residential, LLC	$2,000,000	August 15, 2014	June 30, 2016
Borrower	Pecunia Management, LLC	$200,000	November 16, 2014	November 15, 2015
Borrower	Haven Campus Communities, LLC	$5,400,000	March 17, 2015	June 30, 2016
Borrower	Newport Development Partners, LLC	$3,000,000	June 17, 2014	June 30, 2016
Borrower	Oxford Capital Partners, LLC	$8,250,000	August 20, 2015	March 31, 2017

See Schedule 5.22 regarding Warrants.
See Schedule 5.26 regarding affiliate transactions.
See Schedule 7.04 regarding guaranties by PAC REIT.

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Schedule 5.26

Affiliate Transactions

1.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and Steve Bartkowski

2.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and Gary B. Coursey

3.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and Daniel M. Dupree

4.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and Howard A. McLure

5.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and Timothy A. Peterson

6.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and John A. Williams

7.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and Leonard A. Silverstein

8.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and Michael J. Cronin

9.	Indemnification Agreement dated as of April 5, 2011 between Preferred Apartment Communities, Inc. and William F. Leseman

10.	Indemnification Agreement dated as of January 1, 2014 between Preferred Apartment Communities, Inc. and William J. Gresham, Jr.

11.	Indemnification Agreement dated as of September 1, 2014 between Preferred Apartment Communities, Inc. and Joel Murphy

12.
2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and WSW Holdings, LLC f/b/o John A. Williams

13.
2015 Class B Unit Award Agreement dated as of January 2, 2015by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and WSW Holdings, LLC f/b/o Leonard A. Silverstein

14.	2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Michael J. Cronin

15.	2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and William F. Leseman

16.	2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Daniel M. DuPree

17.	2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Jeffrey R. Sprain

36

18.	2015 Class B Unit Award Agreement dated as of January 2, 2015by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Shirley K. Day

19.	2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Paul Cullen

20.	2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and John A. Isakson

21.	2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Jeff Sherman

22.	2015 Class B Unit Award Agreement dated as of January 2, 2015 by and among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Joel Murphy

23.	Guaranty of Lease dated as of March 28, 2014 by Preferred Apartment Communities, Inc. to Medici Atlanta, LLC

24.	Master Promissory Note dated December 31, 2014 issued by Preferred Apartment Advisors, LLC to Borrower

25.	Acquisition fee arrangement with Murphy Capital & Advisory Group, LLC for acquisition fees payable in connection with retail acquisitions closed in September and October 2014

26.	Contract of Purchase and Sale between Lely Apartments, LLC and Preferred Apartment Communities Operating Partnership, L.P. date as of June 19, 2015

27.	Purchase and Sale Agreement between Madison Retail – Royal Lakes, LLC and New Market Properties, LLC dated as of June 8, 2015, as amended

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Schedule 7.03

Liens
None.

38

Schedule 7.04

Indebtedness

On March 28, 2014, PAC REIT entered into a payment guaranty in support of Preferred Apartment Advisor's new eleven-year office lease, which begins on October 9, 2014. The amount guaranteed by the Company is $5.0 million and is reduced by $400,000 per year over the term of the lease.

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Schedule 7.05

Investments

The revolving line of credit from Borrower to Preferred Apartment Advisors, LLC in the maximum amount of $12,000,000 pursuant to a master promissory note dated December 31, 2014.

40